AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2005
REGISTRATION STATEMENT NO. 333-116603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 4)

PARA MAS INTERNET, INC.

(Name of small business issuer in its charter)

NEVADA	8600	59-3383240
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

700 North Neely Road, Suite 19, Gilbert, Arizona 85233 (866) 321-7898

(Address and telephone number of principal executive offices)

700 North Neely Road, Suite 19, Gilbert, Arizona 85233 (866) 321-7898

(Address of principal place of business or intended principal place of business)

Rodney E. Sumpter, 139 Vassar St., Reno, NV 89502

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering. |__| __________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| __________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

CALCULATION OF REGISTRATION FEE

Title of each class of securities To be registered	Dollar amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Common Stock	11,111,111	$0.45	$5,000,000	$633.50
Common Stock	9,980,105	$0.45	$4,491,047	$569.01
Total	21,091,216	$0.45	$9,491,047	$1,202,51

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Gary R. Henrie, Esq.
1688 E. 1460 N.
Logan, UT 84341
Tel: (702) 616-3093
Fax: (435) 753-1775

- 0 -

PROSPECTUS

PARA MAS INTERNET, INC.
21,303,216 SHARES
COMMON STOCK
----------------

Para Mas Internet, Inc. is offering to sell 11,111,111 shares of its common stock on a self-underwritten basis at an offering price of $0.45 per share. There is no minimum number of shares that must be sold in this offering. This is the initial public offering of shares of its common stock and will proceed for a period of twenty months or until all shares are sold.

The selling shareholders named in this prospectus are offering 10,192,105 shares of common stock at an offering price of $0.45 per share. If the shares are quoted in the future on the Over-the-Counter Bullentin Board or a National Exchange, selling shareholders may sell shares at market price. Para Mas Internet, Inc. will not receive any proceeds from shares sold by selling shareholders.

Our common stock is presently not traded on any market or securities exchange.

	Offering Price	Commissions	Proceeds to Para Mas from its self-underwritten offering before expenses (2)	Proceeds to selling shareholders
Per Share in Offering by Para Mas	$0.45	$0.045 (1)	$0.405
Per Share in Offering by Selling Shareholders	$0.45	$0.00		$0.45
Totals for Offering by Para Mas	$5,000,000	$500,000 (1)	$4,500,000 (2)
Totals for Offering by Selling Shareholders	$4,586,447.25	$0.00		$4,586,447.25

(1)
$The offering by Para Mas will be self-underwritten unless it is determined at a later time to sell the offering through the use of underwriters. The table sets forth commission amounts assuming underwriters are used.

(2)	Offering expenses are estimated to be $50,000.00 which will leave Para Mas proceeds of $4,450,000.00 if all shares offered by Para Mas are sold and underwriters are used to sell the offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6 through 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is: _____________________

SUMMARY

Our Business

Para Mas Internet, Inc., a Nevada corporation (“Para Mas”) acquired 100% of the issued and outstanding shares of Amerigroup, Inc., also a Nevada corporation (AGI), on April 12, 2004. In connection with the acquisition, our common shares were reverse split on a one-for-ten basis. All references in this prospectus to share amounts have been adjusted for the reverse split and the shares issued in the acquisition. Our core business operations consist of the business operations of Amerigroup our wholly owned subsidiary.

The initial Amerigroup concept was created in 1999 as a discount card that was sold as a fund-raiser to schools, clubs and non-profit organizations. Purchasers of the card could receive discounts one of two ways. First, it could be presented at some merchants for an immediate discount upon purchase of goods or services. Second, it could be used to purchase discount tickets to entertainment venues distributed by Amerigroup. This concept was changed in 2003, when we decided to drop the fund raising model and sell the discount card directly to businesses for redistribution to their customers.

Today, the Itzyourmall business creates customized discount loyalty-rewards cards for individual businesses. These businesses are referred to as co-branders and as a result of their participation in the Itzyourmall program are able to cross-market their products to other businesses and to create a strong, loyal customer base. Each co-brander’s card carries the Itzyoumall logo in the lower right-hand corner of the card. It is a discount, loyalty-rewards card. Itzyourmall designs, prints, and supports the loyalty-rewards cards for our co-branders. The co-brander hands out the loyalty-rewards card for free to its customers. A person only needs one card with an Itzyourmall logo, since all the other co-branders accept any card with an Itzyourmall logo.

With the Itzyourmall card, each card-holder receives discounts locally and nationally and earns reward points to be spent by the card-holder at the different participating businesses. Each co-brander also receives a customized mall web-site. The mall web-site address is unique to each co-brander and is printed on the co-brander’s cards. The card-holder then visits the co-brander’s mall web-site to find out where all the discounts are to be found both locally and nationally. Itzyourmall arranges for businesses to offer discounts on their products and services to the Itzyourmall card-holder. Itzyourmall also sells discount tickets to the movies, other entertainment venues, sporting events, and amusement parks. Most of these tickets have to be sent to the card holder through the mail. Some businesses allow us to sell those discount tickets on-line as e-tickets meaning that the ticket holder can purchase and print the e-ticket from his or her computer.

Because most of our tickets are not e-tickets we have created kiosks to vend our tickets to the Itzyourmall card holders. The Itzyourmall Kiosk allows any Itzyourmall card-holder to purchase any and all discount tickets available through the Itzyourmall co-brander’s mall web-site, conveniently and hassle-free. These Kiosks not only allow the card-holders to purchase on-line tickets, but they also dispense those tickets that Itzyourmall does not have available electronically.

Even though our products are developed and have been introduced into the market, we need the proceeds from this offering to grow our client base in a major way. The successful completion of this offering will fund the expansion of Para Mas and the marketing of our products..

-----------------------------------

We were incorporated as a Nevada corporation on June 6, 1994. Our principal executive offices as well as the principal office of our subsidiary are located at 700 North Neely Road, Suite 19, Gilbert, Arizona 85233. Our toll free telephone number is 866-321-7898. Our website address is www.itzyourmall.com.

The Offering

Securities Offered 21,303,216 shares of Para Mas common stock. 11,111,111 of the shares will be offered by Para Mas on a self-underwritten basis. 10,192,105 of the shares may also be sold from time to time by selling shareholders.

Offering price The offering price for all shares of common stock is $0.45 per share. In the event Para Mas either sells all 11,111,111 shares offered by it or terminates the offering of the 11,111,111 shares, if a public market for our common shares develops, then the actual price of the common stock to be sold thereafter by the selling shareholders may be determined by prevailing market prices at the time of sale. Selling shareholders may sell at the market price only after the shares are quoted on the Over-the-Counter Bullentin Board or a National Exchange.

Minimum number
of shares to be sold
in this offering  None.

Use of Proceeds If all shares offered by Para Mas are sold, net proceeds from this offering will be approximately $4,950,000 and will be used by Para Mas for working capital and to market its products. If underwriters are engaged to sell the offering, net offering proceeds will total approximately $4,450,000. Para Mas will not receive any proceeds from the sale of common stock by the selling shareholders.

Best Efforts Offering The offering is being sold by our president on a self-underwritten efforts basis. Management may enter into an underwriting agreement for this offering at a later date.
This offering
will expire This offering will close whenever all of the shares are sold or twenty months after the effective date of this prospectus, whichever is sooner.

Summary Financial Information

Balance Sheet Data:	June 30,2005
Cash	$4,738
Total Assets	$539,361
Liabilities	$2,194,599
Total Stockholders' Equity	$(1,655,238)

Income Statement Data:
Net Revenues for six months ended June 30,2005	$52,914
Expenses for six months ended June 30, 2005	$222,878
Deficit for six months ended June 30, 2005	$(176,814)

Balance Sheet Data:	December 31, 2004
Cash	$2,577
Total Assets	$515,056
Liabilities	$1,993,479
Total Stockholders' Equity	$(1,478,423)

Income Statement Data:
Net Revenues for year ended December 31, 2004	$489,024
Expenses for year ended December 31, 2004	$864,647
Deficit for year ended December 31, 2004	$(408,953)

Balance Sheet Data:	December 31, 2003
Cash	$85,563
Total Assets	$386,987
Liabilities	$1,662,554
Total Stockholders' Equity	$(1,275,567)

Income Statement Data:
Net Revenues for the year ended December 31, 2003	$180,612
Expenses for the year ended December 31, 2003	$817,830
Accumulated Deficit through December 31, 2003	$(2,575,360)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed and you could lose all or part of your investment.

We have only recently begun generating revenues at a level material to the business operations of Para Mas and we must continue to do so if Para Mas is to be successful.

During the fiscal year ended December 31, 2004, we generated revenues totalling $489,024. Overall have an accumulated deficit related to our current business operations of $2,655,813. If we are to succeed, we must continue to generate revenues totalling a minimum of $30,000 per month or be able to raise additional working capital through the sale of equity in Para Mas.  There is a limited history upon which to base any assumption as to the likelihood that we will prove successful. If we are unsuccessful in addressing these risks, our business will most likely fail.

Investors will be unable to sell their securities if no market develops for those securities.

No market exists at the present time for our common shares. Investors in the offering will purchase securities that cannot be resold by those investors since no market exists. Even though at some time in the future we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop. If we are not successful in developing a market for our common shares, investors will not be able to sell their securities and will suffer a loss of their investment.

We depend on Gary Whiting whom we may not be able to retain, in which event we could not continue to develop our business plan.

Gary Whiting is our only officer and director and who has the expertise to run and oversee the development of our business. We would not be able to retain Mr. Whiting if he should die, become disabled or become engaged in other business pursuits to the extent he cannot devote sufficient time to our business. In such event, we could not prosecute our business plan unless we can replace Mr. Whiting. It is uncertain whether we would be able to do so. In addition, we have no key-man life insurance on Mr. Whiting.

Since there is no minimum offering amount, the first investors in the offering are at greater risk in the event sufficient funds are not raised in the offering to fund our continued growth.

Para Mas is dependant upon the proceeds of this offering to aggressively implement its business plan. There is no minimum offering amount assigned to this offering. Accordingly, upon acceptance of offering subscriptions, the proceeds of such subscriptions are immediately transferred into the operating account of Para Mas and used to conduct the business affairs of Para Mas. In the event Para Mas is not successful in raising sufficient capital in this or other offerings to aggressively continue its business development, it is possible that subscribers that have invested will lose their investments.

Because Gary Whiting beneficially owns 65% of our outstanding common stock, he will control and make corporate decisions, which decisions may differ from those that would have been made by other stockholders.

Gary Whiting owns approximately 65% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions. The interests of Gary Whiting may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

If we do not obtain additional financing, our business will not have sufficient resources to fund its business plan and business will fail.

As of June 30, 2005, we had $ 4,738.00 cash on hand. We do not have sufficient cash to sustain our current operations. We project that we need to raise $5,000,000 in order to execute our business plan over the next 12 months. We currently do not have any arrangements for financing and we may not be able to obtain financing. With limited funds we may be unable to sustain our business operations and an already existing investor could lose 100% of their investment in this case.

Our independent auditor’s believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment.

If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

Unless we can develop and sustain sufficient revenues to pay our operating expenses, we will not be successful as a company.

Since inception, we have reported repeated substantial net losses resulting in an accumulative deficit of $ 3,504,063.00. There is no assurance that Para Mas will achieve net income in any future year or period. Unless Para Mas becomes successful in generating net income, we will not be successful financially and our shareholders will lose their investments.

Unless Para Mas can come out of its insolvency, we will not be able to succeed financially and our investors will likely lose their investments.

Since inception Para Mas has sustained substantial deficits in working capital and stock holders equity. At June 30, 2005, stockholders equity totaled a negative ($ 1,655,238.00), which places Para Mas in a position of being insolvent. Unless Para Mas is successful in accumulating working capital sufficient to remove it from its insolvent position, it is not likely we will become solvent and successful as a business.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and elsewhere in this prospectus.

USE OF PROCEEDS

The net proceeds we will receive from the sale of the shares of common stock offered by us will be approximately $4,450,000, if the maximum numbers of shares are sold, after deducting offering expenses of $50,000 and if commissions are paid to underwriters. If the offering is self-underwritten, net proceeds will total approximately $4,950,000 if all shares offered by Para Mas are sold.

The principal purpose of this offering is to increase our working capital in order for us to proceed with the execution of our business plan in an aggressive manner. Our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, the net proceeds of this offering will be placed in an interest bearing bank account.

The actual expenditures of the proceeds of the offering may differ substantially from the estimated use of proceeds. The actual expenditures of the proceeds of this offering will be determined by our board of directors in the best interests of advancing our business. Factors that could cause a reallocation of proceeds include an unforseen substantial increase in card sales. In this event, proceeds earmarked for marketing would be reallocated to additional equipment, inventory, and working capital.

We expect to use the net proceeds from this offering as follows:

	Assuming all shares are sold	Assuming 50% of the shares are sold	Assuming 25% of the shares are sold
Gross Proceeds	$5,000,000	$2,500,000	$1,250,000
Offering Expenses	550,000	300,000	175,000
Net Proceeds	4,450,000	2,200,000	1,075,000
Purchase of Equipment (1)	1,423,213	711,607	355,803
Inventory (2)	1,423,213	711,607	355,804
Marketing/Sales (3)	500,000	250,000	100,000
Working Capital (4)	450,000	200,000	100,000
Debt Reduction (5)	653,574	326,786	163,393
Total	$5,000,000	$2,500,000	$1,250, 000

(1)	Equipment purchases will include kiosks which house point of sale terminals for our products by our card holders.
(2) Tickets purchased by our cardholders must be purchased in bulk up front by Para Mas and constitutes the inventory that will be purchased out of offering proceeds.
(3)	Marketing and sales expenses will include primarily travel to and presentations to potential clients for the sale of our products and franchises of our business.
(4)
Working capital will be used to support our business operations including without limitation, salaries, rent, utilities and supplies. Approximately $150,000 of the working capital could be used to pay Mr. Whiting’s salary over the next 12 months.

(5) Approximately $500,000 of the proceeds to be used for debt reduction will be paid directly or indirectly to Mr. Gary L. Whiting, our CEO.

DETERMINATION OF OFFERING PRICE

The $0.45 per share offering price of our common stock was arbitrarily determined based on our current perceived financing needs. There is no relationship whatsoever between this price and our assets, book value or any other objective criteria of value.

DILUTION

An investment in this offering will undergo immediate dilution when compared with the net tangible assets of Para Mas. The following table illustrates the per share dilution in net tangible book value to new investors if 100% of the 11,111,111 shares offered by Para Mas are sold, if 50% of the 11,111,111 shares are sold, and if 25% of the 11,111,111 shares are sold. Calculations are based on 286,077,479 capital shares outstanding, and at the different levels of the offering sold as indicated after the deduction of offering expenses and assuming all shares of Para Mas sold are on a self-underwritten basis with no commissions paid. The 10,192,105 shares to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution as a result of the sale of those shares.

Percent of offering sold	100%	50%	25%
Public offering price per Share	$0.45	$0.45	$0.45
Net tangible book value per share as of September 30, 2004	($0.003)	($0.003)	($0.003)
Increase per share attributed to investors in this offering	$0.017	$0.009	$0.004
Net tangible book value per share as of September 30, 2004, after this Offering	$0.014	$0.006	$0.001
Net tangible book value dilution per share to new investors	$0.436	$0.444	$0.449
Net tangible book value dilution per share to new investors expressed as a percentage	96.9%	98.7%	99.8%

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering 10,192,105 shares of common stock. The following table provides as of September 1, 2005, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each following the offering.

Name Of Selling Stockholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percent Owned Upon Completion Of This Offering

ABBEY, Lloyd & Alice	5,000	5,000	-0-	-0-
AMBERIDIS, Diane	5,000	5,000	-0-	-0-
ANDREWS, Linda	2,000	2,000	-0-	-0-
APOSTOLIC Faith Church	400,000	400,000	-0-	-0-
ARNASON, Sheryl	20,000	20,000	-0-	-0-
BEATTIE, Dave	5,000	5,000	-0-	-0-
BEAUCOCK, Orlin	5,000	5,000	-0-	-0-
BERGET, Kelly	32,433	32,433	-0-	-0-
BOTTOMLEY, Geneva	20,000	20,000	-0-	-0-
BRABANT, Denis	3,417	3,417	-0-	-0-
BRAJCICH, Elinor	10,000	10,000	-0-	-0-
BRISBIN, Bonnie	11,653	11,653	-0-	-0-
BROWN, Christopher	2,680	2,680	-0-	-0-
BRUNDIN, Elizabeth	102,181	102,181	-0-	-0-
BRUNDIN, V	6,670	6,670	-0-	-0-
BRYANT, Peter & Ann	40,000	40,000	-0-	-0-
BURECK Investments Ltd.	30,000	30,000	-0-	-0-
BUSCHAU, Sandra	20,000	20,000	-0-	-0-
BELLEFONTAINE, Deborah	10,000	10,000	-0-	-0-
BUTLER, Craig	16,000	16,000	-0-	-0-
CAMERON, Karen	3,300	3,300	-0-	-0-
CARDINAL, Sean	20,000	20,000	-0-	-0-
CARDINAL, Sean & Kim	7,000	7,000	-0-	-0-
CASTLE, Alice	20,000	20,000	-0-	-0-
CHISHOLM, Dan	60,000	60,000	-0-	-0-
CHISHOLM, R.J. & J.M.	100,000	100,000	-0-	-0-
CHORNOBAY, Linda	20,000	20,000	-0-	-0-
CHORNOBAY, William	200,000	200,000	-0-	-0-
CHRISTIANSEN, Rose	2,000	2,000	-0-	-0-
CLARKSON, Laura	5,000	5,000	-0-	-0-
COCHRANE, Tara	1,333	1,333	-0-	-0-
COHOE, Lila	10,000	10,000	-0-	-0-
CURRIE, Bruce	12,000	12,000	-0-	-0-
CURRIE, Elann M.	10,000	10,000	-0-	-0-
DANCE, Gail	1,340	1,340	-0-	-0-
DOMONKOS, John	6,667	6,667	-0-	-0-
Dragon Descent Holdings Ltd.	400,000	400,000	-0-	-0-
ENGLESON, Karen,	20,000	20,000	-0-	-0-
ERICKSON, Beverley	17,000	17,000	-0-	-0-
ERICKSON, Christopher	7,000	7,000	-0-	-0-
FAUCHER, Darryl	9,340	9,340	-0-	-0-
FIORELLA, Donna Jean	40,000	40,000	-0-	-0-
FREEMAN, Don	30,000	30,000	-0-	-0-
FREEMAN, Jonathan	10,000	10,000	-0-	-0-
FREEMAN, Lynette	4,000	4,000	-0-	-0-
FREEMAN, Ron	5,000	5,000	-0-	-0-
FROESE, Evelyn	60,000	60,000	-0-	-0-
FURBER, Marjorie Lynn	2,000	2,000	-0-	-0-
FURBER, Winifred	4,340	4,340	-0-	-0-
GALANDIE, Gary	13,400	13,400	-0-	-0-
GEERTSEMA, Hermen	10,000	10,000	-0-	-0-
GEMMELL, Isabel	2,680	2,680	-0-	-0-
GERVAIS, Ron	6,667	6,667	-0-	-0-
HILL, Ann I.	6,670	6,670	-0-	-0-
HOFFARD, Ron	6,670	6,670	-0-	-0-
HOFFMAN, Richard	61,667	61,667	-0-	-0-
HOGAN, Emerald	1,340	1,340	-0-	-0-
HORBACHEWSKY, Dorothy	222,670	222,670	-0-	-0-
HORBACHEWSKY, Mary	5,360	5,360	-0-	-0-
HORBACHEWSKY, William J.	1,340	1,340	-0-	-0-
HOVLAND, Ola	20,000	20,000	-0-	-0-
HOWARD, Robert & Julie	8,000	8,000	-0-	-0-
HOYER, Gail	42,200	42,200	-0-	-0-
IUZ, Larry	20,000	20,000	-0-	-0-
JENSEN, Warren	78,853	78,853	-0-	-0-
JORDAN, Michael T.	12,000	12,000	-0-	-0-
JUDD, Barbara Ann Boyd	13,340	13,340	-0-	-0-
KELLER, Perry	6,700	6,700	-0-	-0-
KEN Glover & Associates in
trust for Anthony Dwayne Prosk	6,670	6,670	-0-	-0-
KENNEDY, Linda	15,000	15,000	-0-	-0-
KILMARTIN, Fergus	6,670	6,670	-0-	-0-
KING, Leigh	1,340	1,340	-0-	-0-
KLIPPENSTEIN, Maria	6,670	6,670	-0-	-0-
KORHONEN, Jennifer	2,680	2,680	-0-	-0-
KRINBILL, Dan	5,360	5,360	-0-	-0-
LeCLAIR, Teresa	13,000	13,000	-0-	-0-
LEE, Shirley	40,000	40,000	-0-	-0-
LOU, Anja C.	10,000	10,000	-0-	-0-
LUKOMSKI, Donna	25,671	25,671	-0-	-0-
LUTWICK, Emmanuel	5,000	5,000	-0-	-0-
MANKULICH, Gary	10,700	10,700	-0-	-0-
MANKULICH, Mike	26,658	26,658	-0-	-0-
MARZIN, Selena	2,000	2,000	-0-	-0-
MAYNER, Linda	2,000	2,000	-0-	-0-
McCORD, Joanne	8,670	8,670	-0-	-0-
McFADYEN, Danielle	253,000	253,000	-0-	-0-
McFADYEN, Debra	440,000	440,000	-0-	-0-
McFADYEN, Garry	54,000	54,000	-0-	-0-
McINNIS, John	7,606	7,606	-0-	-0-
MEARS, Karen	5,000	5,000	-0-	-0-
MENGES, Hanelore	50,000	50,000	-0-	-0-
MERCIER, Kevin	1,000	1,000	-0-	-0-
MICHALUK, Judy	1,340	1,340	-0-	-0-
MILLER, Ruby	6,700	6,700	-0-	-0-
MINCHIN, Carolyn	3,300	3,300	-0-	-0-
MITCHELL, Eva	1,340	1,340	-0-	-0-
MOORE, Lorraine	1,335	1,335	-0-	-0-
MORRISON, Don	1,000	1,000	-0-	-0-
OMELANIEC, Simon & Pamela	287,336	287,336	-0-	-0-
PARKIN, Carol	4,020	4,020	-0-	-0-
PAULIUK, Aaron	8,000	8,000	-0-	-0-
PIECHOCKI, Elizabeth	20,000	20,000	-0-	-0-
PETRUNIA, Michael & Maureen	30,000	30,000	-0-	-0-
PILSON, Chris	9,380	9,380	-0-	-0-
PILSON Enterprises Ltd.	250,000	250,000	-0-	-0-
POLLARD, Phillip	15,000	15,000	-0-	-0-
POLOWAY, Richard	35,000	35,000	-0-	-0-
PROCTOR, Craig	120,000	120,000	-0-	-0-
ROBERTSON, Linda	4,000	4,000	-0-	-0-
ROESSLER, Michael	25,000	25,000	-0-	-0-
ROON, Shaunna	5,000	5,000	-0-	-0-
RUTLEY, Harvey and/or Iona	100,010	100,010	-0-	-0-
SABATINI, Anthony	10,720	10,720	-0-	-0-
SANDBERG, Dale	5,000	5,000	-0-	-0-
SANSALONE, Janet	4,005	4,005	-0-	-0-
SCHINDEL, Gerd Maria Katrina	6,000	6,000	-0-	-0-
SCHULTZ, Grant	13,333	13,333	-0-	-0-
SIATECKI, Wayne	11,000	11,000	-0-	-0-
SICKMUELLER, Karin	2,680	2,680	-0-	-0-
SJOGREN, David	10,000	10,000	-0-	-0-
SJOGREN, Erik	2,000	2,000	-0-	-0-
SLOAN, Mitch	5,000	5,000	-0-	-0-
SMANTIOTTO, Loretta	5,360	5,360	-0-	-0-
SNELL, Barbara	6,670	6,670	-0-	-0-
SOMERVILLE, William G.	10,000	10,000	-0-	-0-
SOOBOTIN, Korby	6,700	6,700	-0-	-0-
SOOBOTIN, Nettie	25,863	25,863	-0-	-0-
SOOBOTIN, Sherry	6,700	6,700	-0-	-0-
SORGE, Mia	7,000	7,000	-0-	-0-
STONE, Kenneth	20,000	20,000	-0-	-0-
SUTHERLAND, Daryl	16,733	16,733	-0-	-0-
SWANSON, Laverna	8,040	8,040	-0-	-0-
TAYLOR, David	1,335	1,335	-0-	-0-
TJOMSAAS, Eleanor	8,000	8,000	-0-	-0-
TJOMSAAS, Judy	116,670	116,670	-0-	-0-
TOWNSEND, Valerie Kless	2,000	2,000	-0-	-0-
TRENT, Brian & Patti	142,000	142,000	-0-	-0-
TRICKETT, Sharron	1,340	1,340	-0-	-0-
VAILLANT, Shirley	20,000	20,000	-0-	-0-
VATTOY, Barrie	64,000	64,000	-0-	-0-
VATTOY, Shelly	4,660	4,660	-0-	-0-
VENTRESS, Irene	20,000	20,000	-0-	-0-
VINCE McDonald Ent. Ltd	160,000	160,000	-0-	-0-
WAN-Lim, Sien	8,000	8,000	-0-	-0-
WARTBERG, Thomas	50,000	50,000	-0-	-0-
WIENS, Alvin & Winona	5,000	5,000	-0-	-0-
WILSON, Renee	6,000	6,000	-0-	-0-
WITTMEIER, Sherwood	23,700	23,700	-0-	-0-
566,000 B.C. Ltd.	6,000	6,000	-0-	-0-
516,316 B.C. Ltd.	13,400	13,400	-0-	-0-
391,972 B.C. Ltd.	27,000	27,000	-0-	-0-
Laurentian Bank of Canada in trust	6,670	6,670	-0-	-0-
for Steven Pospolita SD 0201087
Yorkton Securities Inc. in trust for	10,000	10,000	-0-	-0-
Gene Lukomski RRSP #63-8596-7
Investor Company in trust for	53,340	53,340	-0-	-0-
Acc. #7P619ZS, TD Evergreen
HSBC Securities (Canada) Inc. in	13,340	13,340	-0-	-0-
Trust for Dorothy Horbachewsky
Goepel McDermid Inc. in trust for	13,340	13,340	-0-	-0-
Rick Campbell RRSP #15-E61S-5
BREDESEN, Harald	25,000	25,000	-0-	-0-
FULLER, Brian	25,000	25,000	-0-	-0-
CRAWFORD, Malcolm	25,000	25,000	-0-	-0-
JUCHNEIWICZ, Ed	25,000	25,000	-0-	-0-
DIGHTON, Jeff	20,000	20,000	-0-	-0-
NAQVI, Shahrukh	6,000	6,000	-0-	-0-
SAVOIE, Pat	2,000	2,000	-0-	-0-
TEAT, James Albert	20,000	20,000	-0-	-0-
HOYT, Dennis	6,000	6,000	-0-	-0-
HUNTER, Elsie	2,743,045	2,743,045	-0-	-0-
KOOP, John	20,000	20,000	-0-	-0-
KPMG	207,622	207,622	-0-	-0-
Lyons Hamilton	67,000	67,000	-0-	-0-
TJELTA, Sven	274,000	274,000	-0-	-0-
Terrence E King Law Corp.	12,000	12,000	-0-	-0-
COCHRANE, Floyd	225,000	225,000	-0-	-0-
STEWART, Raymond	150,000	150,000	-0-	-0-
GALANDIE, Cheryl	4,000	4,000	-0-	-0-
LEE, Colin	20,000	20,000	-0-	-0-
WITTMEIER, Adam	2,000	2,000	-0-	-0-
MILLER, Patrick	4,000	4,000	-0-	-0-
STOLL, Terrance	1,350	1,350	-0-	-0-
HESKE, David	2,000	2,000	-0-	-0-
LONGPHEE, Myles	2,000	2,000	-0-	-0-
GAIL, Dawn	4,000	4,000	-0-	-0-
FRASER, Marie	2,500	2,500	-0-	-0-
NAHAL, Surjeet Singh	2,000	2,000	-0-	-0-
HORBACHEWSKY, Sherry	15,000	15,000	-0-	-0-
HOTH Ventures Inc.	27,000	27,000	-0-	-0-
METHODICAL Management Inc.	27,000	27,000	-0-	-0-
TJOMSAAS, Judy	400,000	400,000	-0-	-0-
TJOMSAAS, Ralph	417,622	417,622	-0-	-0-

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. To our best knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

Shares offered by Para Mas

The following officer and director is selling the common stock being offered by Para Mas through this prospectus:

Name of Officer/Director	Position
Gary Whiting	President and Director

Mr. Whiting is not registered as a broker-dealer under the Securities Act of 1934 and is relying on Rule 3a4-1 under the 1934 Act to allow him to sell the shares as an officer of Para Mas. We believe that Mr. Whiting is qualified under this rule because:

•	he is not subject to a statutory disqualification as set forth in section 3(a)(39) of the Securities Exchange Act of 1934;
•	he will not be compensated for his participation in the offering by the payment of commissions or other remuneration based directly or indirectly on the sale of the offering;
•	he has never been and will not be at the time of his participation in the offering an associated person of a broker or dealer;
•	he has never participated before in selling a registered offering for any issuer; and
•	he will perform substantial duties for Para Mas other than in connection with the sale of the shares.

In order to make the necessary sales, this officer and director plans to directly contact selected individuals and entities with whom he has a prior relationship and whom he believes will have an interest in the offering. Management, however, may enter into an underwriting agreement for this offering at a later date and at that time pay a commission to any participating underwriters. If we enter into an underwriting agreement after this offering becomes effective, we will file with the SEC a post-effective amendment identifying the underwriter and providing material information about the underwriting arrangements.

We are therefore offering the shares on a self-underwritten basis. There is no minimum number of shares required to be sold in this offering.

In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to Para Mas Incorporated.

We may reject or accept any subscription in whole or in part at our discretion. We may close the offering without notice to subscribers. We may immediately use the proceeds obtained from the offering.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$950
Transfer Agent Fees	$500
Accounting fees and expenses	$20,000
Legal fees and expenses	$10,000
Blue Sky fees and expenses	$5,000
Miscellaneous	$12,108

Total (1)	$50,000

(1) If underwriters are used to sell the offering, they will be paid commissions of up to 10% creating additional offering expenses of $500,000 if all shares offered by Para Mas are sold.

Shares offered by selling shareholders

This prospectus is part of a registration statement that enables the selling shareholders to sell their shares on a continuous or delayed basis for a period of twenty months. We have advised the selling shareholders that they shall only be permitted to sell their shares in jurisdictions where it is lawful to sell such securities. Thus, the selling shareholders will be permitted to sell their shares in foreign countries if they comply with all rules and regulations of that particular jurisdiction. Additionally, the selling shareholders shall be permitted to sell their shares in the United States only upon this registration statement becoming effective. Furthermore, the selling shareholders' selling efforts shall be limited to unsolicited brokerage transactions that comply with the provisions of Regulation M.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	In short sales; or
4.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.45 per share until such time as the shares of our common stock become traded on the Over-the-Counter Bullentin Board or a National Exchange. Although we intend to build a trading market for our common stock in the Pink Sheets or on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

The selling shareholders whose shares are being registered under this prospectus and registration statement may choose not to sell their shares.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Rodney E. Sumpter, 139 Vassar Street, Reno, Nevada 89502.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of September 1, 2005 are as follows:

Directors:

Name of Director	Age

Gary Whiting	48

Executive Officers:

Name of Officer	Age	Office
Gary Whiting	48	President, Principal Executive Officer
		Principal Accounting Officer
		Principal Financial Officer
		Secretary/treasurer

Mr. Whiting became an officer and a director of Para Mas on or about February 11, 2004. He is an entrepreneur having both a legal and a management background. Mr. Whiting graduated from BYU Law School with a Master in Public Administration in 1988. Mr. Whiting served as Associate Legislative Counsel from 1988 to 1990. As Associate Legislative Counsel, Mr. Whiting assisted the Utah State Legislature in legal research and in drafting language for proposed bills during the legislative sessions. He also served as counsel to the Administrative Rules Review Committee which met when the Legislature was not in session. The Administrative Rules Review Committee was a Legislative oversight committee that oversaw the Administrative Rulemaking process for the state of Utah. Mr. Whiting got the idea to create a CD-ROM law disc while serving at the Utah State Legislature, which eventually led to the creation of the Itzyourmall loyalty-rewards discount card program. Mr. Whiting’s main duties involved legal research. His research was done without the aid of computer assisted research. When Mr. Whiting approached his employer about subscribing to an on-line computer assisted research service, he was told that it was too expensive. It was then that Mr. Whiting decided he would create an affordably priced CD-ROM product. He resigned as Associate Legislative Counsel and formed a scanning company called MobileScan which was his primary business pursuit from 1994 to 1998. He had three objectives: first, he wanted to create a low priced product; second, he wanted to create a product with a better interface and more user friendly to the end-user; and third, he wanted to help drive customers to the users of his product. To achieve the third objective, he created a savings mall where he would advertise attorneys using his CD-ROM product. All that was required was that they needed to offer some sort of a discount on their services. This savings mall was originally called Amerigroupmall.com, but evolved into the Itzyourmall concept after several years of selling and analyzing the market. Mr. Whiting found that businesses were more willing to accept or give out something to their customers that had their name on it. So, we gave our mall (Amerigroupmall) to businesses and it became their mall, thus the name, Itzyourmall. The name of the scanning company Mr. Whiting formed and managed was Mobile Scan. Mobile Scan was the predecessor to MobileScan, Inc. During the 1990’s, Mobile Scan scanned text documents for companies and processed those scanned images into text documents. Mr. Whiting personally developed all these scanning systems for Mobile Scan and oversaw all of the production of the scanning processes. These systems were later conveyed into MobileScan, Inc., where they were used to scan and create legal databases to be stored on CD-ROM for resale to attorneys. MobileScan is no longer operational.

Term of Office

Our Directors are appointed for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Promoters

Pursuant to the Securities Act of 1933, Mr. Freddy H. Gagon is a promoter of Para Mas. At the present time, Mr. Gagon is part owner of marketing rights for three regions in the United States. Freddy H. Gagon was held liable in a state securities litigation resulting in a judgment issued on July 19, 1996 and filed with the clerk of court on October 21, 1996. Case No. CV95-02582. The Superior Court of the State of Arizona in the County of Maricopa found that Mr. Gagon had not registered to sell securities, had received commissions and partnerships in exchange for the sale of securities, and that the documents of the respective entities that were used to sell the securities made material misrepresentations of fact. Damages of $700,000 were awarded to the plaintiffs. Mr. Gagon has been permanently enjoined from selling unregistered or non-exempt securities within the state of Arizona.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of September 1,2005, and by Mr. Whiting who is our sole officer and director at the present time. All shares are owned directly.

			Percentage of Common
			Stock Beneficially Owned
	Name and Address	Amount and Nature	Prior to	After
Title of Class	of Beneficial Owner	of Beneficial Owner	Offering	Offering(1)

Common Stock	Gary Whiting	181,506,778 shares	62.4%	60.1%
	1337 S. Gilbert Road
	Mesa, Arizona 85204

Common Stock	All Officers and Directors	181,506,778 shares	62.4%	60.1%
	as a Group (1 person)

(1)	The percentage calculations in this column are based on 286,077,479 shares outstanding and assume that the entire offering by Para Mas of 11,111,111 shares will be sold.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of September 1, 2005, there were 286,077,479 shares of our common stock issued and outstanding that were held by approximately 725 stockholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of September 1, 2005, there were no shares of our preferred stock issued and outstanding. Holders of the preferred shares are entitled to receive cumulative dividends at the annual rate of 7% or $.07 per share, payable quarterly. The dividends may be payable in cash or through a dividend of additional shares of preferred shares.

The preferred shares rank senior to the common shares. The preferred shares have a liquidation preference of $1.00 per share plus any declared and unpaid dividends.

The preferred shares are convertible, in whole or in part, at the option of the holders thereof, into shares of common stock at an amount equal to the average closing bid price of the common stock for thirty days immediately preceding the conversion divided by the liquidation preference of $1.00 per share.

Para Mas may, at its option, convert the preferred shares into common stock by dividing the average closing price of the common stock over a 20 day period by the liquidation preference of $1.00 per share. In order to exercise this option, the average price of the common stock must be at least $1.50 per share.

At the present time, there are no plans, arrangements, or understandings preliminary or otherwise to issue shares of preferred stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Gary R. Henrie, our independent legal counsel, has provided an opinion on the validity of our common stock.

Franklin Griffith & Associates, independent certified accountants, audited the financial statements and presented their report with respect to the audited financial statements. Franklin Griffith & Associates’s report was given upon their authority as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

History

Para Mas was incorporated on June 6, 1994 as U.S. Medical Management, Inc., a subsidiary of Waterloo Wheels, Inc., a British Columbia company. On June 27, 1994, the shareholders of Waterloo Wheels exchanged all of their shares for shares in U.S. Medical Management and Waterloo Wheels was dissolved. The activities of Waterloo Wheels and U.S. Medical Management were confined to organizational matters and identifying business opportunities. They conducted no business.
In June 1995, U.S. Medical Management acquired the business of Ken Venturi Golf Centers, Inc. and changed its name to Ken Venturi Golf, Inc. ("KVGI"). KVGI was listed on the OTC Bulletin Board and was engaged in franchising indoor golf training centers under a license from Ken Venturi, a noted golf professional. The business of KVGI did not succeed and the company ceased operations in May 1997. Upon ceasing operations, Para Mas attempted to locate and negotiate the acquisition of other business opportunities. On November 1, 2000, Para Mas entered into agreements that would lead to the acquisition of the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp. Though pursued over a period of time, Para Mas was ultimately unable to acquire these assets. On April 12, 2004, Para Mas acquired 100% of the issued and outstanding shares of AmeriGroup, Inc., a Nevada corporation. The business operations of AmeriGroup, Inc. now constitute all of the business operations of Para Mas.

Early Development

During the late 1990’s, Bill Gates was credited with a statement to the effect that in the future there would be two kinds of businesses -- those that did business on the Internet and those that were out of business. At that time it was common for established retailers to be interested in trying to market their products over the Internet. However, most businesses did not have the expertise nor the resources to acquire an Internet presence. To fill this need, Amerigroup in 1999 created a virtual mall on the Internet called Amerigroupmall.com. For a fee, retailers could become part of the Amerigroupmall. A retailer would have a store front in the Internet mall prepared by Amerigroup and would be listed alphabetically on the mall directory. Shoppers could visit a retailer’s Internet site in the mall, see what products were for sale at what prices and print off coupons that would allow them to purchase those products at a savings. Shoppers would then go to the actual physical site of the retailer to purchase the desired products with the coupons.

In order to access Amerigroupmall.com and be able to take advantage of the coupons and the savings from the various retailers in the mall, a shopper would need to purchase an Amerigroupmall savings card. These cards were sold to the public by schools, churches and youth groups as fundraisers. A portion of the card sales would be retained by the selling group and the balance would be paid to Amerigroup. Each card would give its holder the user and pass words necessary to access the discount mall on the Internet.

The Amerigroup business model involved four parties--first was the retailer who now had a presence on the Internet at a very low cost and a shopper base who would be visiting the Amerigroup mall on a regular basis; second were the card holders who could access the mall via the Internet and receive discount coupons from the retailers having store fronts in the mall; third were the schools and youth groups who could make money by marketing the cards; and fourth was Amerigroup who received income from the sale of the cards and from the fees paid by the retailers for having a store front in the Amerigroupmall.

Evolution of business

In 2003 Amerigroup changed its business model to the Itzyourmall concept. Under this format, the access card is no longer sold by schools and youth groups but is issued by a participating business known as a co-brander. The access card bears the logo and design of the co-brander that issued it and appears to have been produced by that co-brander other than for the Itzyourmall logo in the lower right hand corner of the card.

When a card holder enters the Internet pursuant to the web address on a co-brander’s card, the card holder enters a virtual mall on the internet that belongs to the co-brander with the site being designed around the co-brander’s business and products. Through the site, however, the card holder can also access every other retailer nationwide that was part of Amerigroupmall as described above. Thus the site constitutes a nationwide Internet mall that appears to belong to the co-brander where the shopper that obtained his or her card from that co-brander can receive discounts from literally hundreds of merchants. At the present time we have approximately 300 different co-branders. As a result the Internet contains 300 different malls each containing the same nationwide association of retailers. However, each of the 300 malls bears the name of a different co-brander and a customer of a particular co-brander will shop in the mall that bears the name of his or her co-brander. Thus, each time we sign up a new co-brander, it is like a new mall is established for that co-brander and why we have now styled our business Itzyourmall (its your mall) because in effect it is the mall of the new co-brander. Every time we sign up a new retailer to be included in the shopping network, the retailer is added to every co-branded mall. Eventually we hope to have thousands of co-branded malls with each one containing an identical shopping network of thousands of stores offering discount shopping to the holder of any co-brander’s card.

Some mall retailers continue to issue coupons at their locations within the malls and have shoppers bring the coupons to the retailers’ physical locations to do their shopping and receive their discounts. Other mall retailers provide true Internet shopping with the shopper paying online with a debit or credit card and then having the purchased product shipped. Some retailers also sell gift certificates at a discount at their retail sites.

As one of their benefits, we provide the co-branders with the ability to communicate via email with each of their customers to whom they have issued a discount card in order to support the co-brander’s business and announce promotions and sales. For a fee, a co-brander can also email the customers of other co-branders. In this way, the Itzyourmall concept provides a powerful tool for cross marketing among the customers of all of our co-branders.

The co-brander also has the ability to provide its customers with a rewards program based upon the amount of product purchased from the co-brander by its customers. Our computer system can track the volume of purchases made by individual customers and current volumes can be checked by the co-brander and by the customer at any time on the Internet. The co-brander can then reward its customers with incentives based upon the amount of business the customers have transacted with the co-brander.

Our business operations as described above in this subsection include the following persons and groups.

•
Co-brander - The co-brander is a business who pays a set up fee and thereafter an annual fee to have a mall branded under its name as described above. Co-branders are generally small to mid-sized retail oriented businesses. The co-brander receives a supply of discount cards bearing its logo and design, to be issued to its customers. Through the Para Mas computer system, the co-brander can communicate with its customers via email and offer a rewards program to its customers. It can also cross sell its products to the customers of other co-branders. It shares in the revenues of any discount entertainment and amusement tickets and any gift certificates purchased by any of its card holders through the mall system.

•
Lister - A lister is a retailer who is part of our mall retail system and has a store front in each of the co-branded malls but chooses not to be a co-brander. Listers are generally small to mid-sized retail oriented businesses. Accordingly, a lister does not issue cards and does not have a mall co-branded in its name. It pays an initial and an annual fee for the advertising value of being a part of the Itzyourmall system and being able to sell product over the Internet.

•
Card holders - Card holders, who are generally the customers and employees of the co-branders, receive a discount card free of charge from a co-brander and with the card is able to purchase products and services at a discount from any retailer in the Itzyourmall system.

•
Para Mas - Para Mas creates and maintains the co-branded malls and the computer support for the operations of the co-branded malls. Para Mas shares in the revenues from initial and annual fees from the co-branders and the listers and from the sales of discount entertainment and amusement tickets and any gift certificates.

•
Sales network - A sales network exists for the purpose of signing up and servicing new co-branders and listers. This network shares in the revenue from initial and annual fees from the co-branders and listers and shares in the revenue from the sales of discount entertainment and amusement tickets and any gift certificates.

The cost borne by Para Mas associated with the operation and maintenance of the websites that support the co-branded malls is approximately $8,000.00 per month. This amount includes server hosting fees and staff salaries that maintain and upgrade the system.

Kiosks

Since the beginning of Amerigroup, we have had success selling discounted movie tickets and discounted tickets to theme amusement parks. These tickets are bought on line but then the actual tickets are sent out through the mail. To make delivery of the tickets more efficient, Para Mas created the Kiosk program. A Kiosk is a metal box that is approximately two feet wide and two feet deep and stands approximately five feet high. It has a monitor screen much like an ATM and is used to dispense movie and other tickets to our card holders as well as electronic tickets and certificates. The Kiosk is activated by a discount card and then the purchase is made by our card holder swiping a debit or credit card. The Kiosk then dispenses the tickets purchased. It is our plan to place Kiosks in public areas close to movie theaters or other entertainment venues where we have a high concentration of card holders. Our card holders will then be encouraged to purchase discount tickets through the Kiosk in connection with their attendance at the entertainment venue.

To date there are twenty-five Kiosks that are up and running that dispense Para Mas tickets. None of these Kiosks are owned by Para Mas. Due to the fact Para Mas has had limited operating capital, Para Mas had made arrangements for others to install and own the Kiosks. For example, every unit owner is required to purchase and install at least one Kiosk. The Kiosk owner receives $0.25 for every transaction made through the Kiosk. The Kiosk owner also receives all advertising revenue from advertisements posted on the Kiosk and for electronic advertising on the monitor screen. Para Mas receives $0.25 for each transaction made through a Kiosk. For every ticket or certificate purchased from a Kiosk, there is sales revenue shared between Para Mas and the region, territory and unit owners and the co-brander associated with the cardholder who made the purchase.

Marketing

The success of Para Mas is tied to the number of co-branders, listers and cardholders that buy and sell products and services over the Itzyourmall system. To grow this market place, Para Mas has divided the United States and Canada into regions and sold the Itzyourmall marketing rights for those regions. Each region covers a geographic area containing a population of approximately sixty million people. A region owner is then required to further sell the marketing rights within his region for each one million population segment called territories. The territory owner is then required to further sell the marketing rights within his territory for each one hundred thousand population segment called units. The unit owners receive training and support from the territory owners. Unit owners are required to obtain and maintain a minimum of 25 co-branders.

Each region contains approximately ten states. The regions were sold on a graduated basis, beginning at $100,000.00. The California ten state region, for example, was sold for $100,000.00 on March 16, 2004. The Texas region was also sold for $100,000.00 on December 15, 2003. However, the Florida region was sold for $150,000.00 and the New York region will be sold for $250,000.00. To date, we have sold the California region, the Texas region and have received deposits on the Florida region, the New York region, and the Canadian ten province region. The deposits for the Florida and New York Regions were received May 14, 2004. The deposit for the Canadian Region was received in 2003. Within the California region, territories have been sold that include Hawaii, Washington, Oregon, Idaho, Utah, Nevada, and parts of California. In the Texas region, territories comprising only Colorado have been sold. Territories that comprise Arizona have also been sold. Arizona is not a part of any ten state region package.

The owner of our marketing regions for California, New York and Florida is Mr. Gagon who resides in Phoenix, Arizona and was a promoter of ParaMas, since he was instrumental in developing the initial business of Amerigroup. The owner of our marketing rights for Texas is Everett Pollard who lives in Denver, Colorado. Our territory owners live in Seattle Washington, San Diego California, Sacramento California, Denver Colorado, Salt Lake City Utah, Provo Utah, Logan Utah, and Phoenix Arizona. We have co-branders in Washington, Idaho, Utah, California, Nevada, Arizona, and Colorado.

The region, territory and unit owners share in certain revenues that are generated in their respective areas. To date however, no revenues have been shared because our software did not produce the reports necessary to identify how revenues should be distributed. This is being remedied with upgraded software and we expect revenue sharing to begin in the near future. The impact of our initial software deficiency has been to delay our ability to achieve revenues as quickly as we had hoped.

Our marketing operation has been designed to proceed based upon the efforts of the owners of the regions, territories and units as a result of the economic incentives built into the system. The region owners will ultimately have ongoing residual income when all territories and units are sold and functioning. This is also true for the territory and unit owners. It is the responsibility of the region owners to locate potential territory owners just as it is up to the territory owners to locate unit owners and up to the unit owners to locate co-branders. All of this operates outside of the day-to-day functioning of the business operations of ParaMas. Our CEO, Mr. Whiting, does spend substantial time assisting the region owners in developing this marketing structure. Otherwise, there are no employees at ParaMas that work in this area.

Para Mas receives the proceeds from the sale of the regions. Proceeds from the sale of the territories stays with the region owners and proceeds from the sale of the units stays with the territory owners. After all of the regions, territories and units have been sold and paid for, all revenues to Para Mas, the region owners, the territory owners and the unit owners will come from revenues from co-branders and listers and revenue sharing as applicable. During our fiscal year ended December 31, 2004, revenues generated through the sale of marketing rights totaled $ 465,000 and revenues from our sale of co-branders, listers, tickets and sales materials totaled $ 104,105.

It has been suggested that our structure for the distribution of the regions, territories, and units resembles a pyramid structure potentially in violation of applicable state law. An illegal pyramid sales scheme generally has four basic elements. First, a person is required to pay a consideration of some kind. Second, this payment acquires the opportunity to receive a benefit, usually monetary, which is primarily related to the inducement of additional persons. Third, the benefit received is not derived primarily for the volume or quantity of product sold. Fourth, the number of additional persons induced to participate in the same marketing plan is unfixed and actually considered to be endless.

While the distribution of our marketing territories does use some of the four elements, it does not fall under the purview of being an illegal pyramid marketing scheme, when taken as a whole. We fall under the first element only because we require a payment for receiving the marketing rights for our products in a specific geographic territory. Companies often charge fees for things like licensing rights. These companies are not illegal pyramid structures just because they charge a licensing fee.

The second element of an illegal marketing scheme requires the inducement of an unlimited number of persons into the sales program. Under the third element, the illegal marketing is primarily contingent on the inducement of additional persons into the program and not on the volume or quantity of goods and services sold. While our region owners are required to divide and sell their regions smaller geographic locations, they do not receive any monetary benefit for the induction of other persons into the Itzyourmall sales program. Once the region is divided and sold, the region cannot induce any more persons into the Itzyourmall sales program and the region will not receive any more compensation except when product is sold in those territories. When the territory owners sell off the units, the territories will not receive any more compensation except when product is sold in those units. In illegal schemes, money flows from the bottom up, every time a new person buys into the program. That is not the case here. The region owner does not make money off of the territory owner’s sale of his units and Para Mas does not make money off the sale of the territories or the units. After the territories are sold, the only time the region owner will make money is when the unit owner sells product or the card holders purchase product.

To sum up, under the second and third elements of an illegal marketing scheme, the benefits derived from participation in the scheme is based primarily on the introduction of more persons into the scheme. Everybody makes money on the introduction of those new persons into the program all the way up to the top.

As to the last element, most statutes state that the illegal marketing plans are based on the idea of unlimited numbers. Para Mas sells exclusive marketing rights to specific geographic areas. Once those areas are sold, any resemblance of our company to a pyramid sales structure is over. While it is true that New York’s statutes do specifically state that the limitation of the number of people allowed to participate does not change the illegal scheme, we clearly do not fit into that category as the sole focus of our program is to get enough committed people into the market place to sell our product. The sale of our product is where we make our money. We make money on the enlistment of co-branders. We make money on the enlistment of listers. We make money every time a card holder purchases discount entertainment and amusement tickets and gift certificates. That is our focus. The unit based marketing plan is simply a means to get an effective marketing structure in place as quickly possible.

Competition

Our research shows that AGI is the only company that is selling discount tickets and discount gift certificates through a universal, integrated platform which maintains separate and distinct malls for individual businesses. We also have been unable to find any other company selling those tickets through kiosks. There are companies on the internet who are selling tickets, but our research shows that those tickets are marked up over and above the actual retail price. We took a survey of major ticket sellers on the Internet and in each case they were selling tickets at retail and then charging a transaction fee. Our sales are always discounted less than retail.

While we have not been able to find a business that could be considered a direct competitor to ours, there are businesses that have components similar to ours. These businesses include coupon books, entertainment books, loyalty cards and coupon mailers. Many of these are locally based businesses. One national business is The Entertainment Coupon Book. The Entertainment Coupon Book, however, does not sell discounts directly nor does it create individualized loyalty-rewards cards for businesses. Like other smaller coupon books, the Entertainment company sells a package of coupons for a one-time fee through fund-raisers. These coupons are then used by the purchaser to present at the participating place of business. There are card companies like The Starving Students Card and the Student Discount Card. These companies only derive their income from the sale of their card to the individual cardholder. They do not co-brand with other businesses. They do not sell tickets and discount certificates like we do.

Government Regulation

We are subject to all of the government regulations that regulate businesses generally. We are not aware of any government regulations that are specific to the Para Mas business. We anticipate that our products will be marketed over a wide geographic area involving several states and eventually all of the states in the United States. Accordingly, we will be subject to any rules regulating interstate commerce that may apply to us. Also, as a business focused on the Internet, there is a risk that our activities and the Internet generally may become the subject of government regulation in the future or that governments will interpret their laws as having jurisdiction over Internet business. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Background

Para Mas acquired Amerigroup, Inc. on or about April 12, 2004. Para Mas issued 271,205,934 shares of common stock in exchange for 100% of the issued and outstanding stock of Amerigroup. Following the acquisition, Amerigroup is a wholly owned subsidiary of Para Mas. The transaction was accounted for as a reverse merger and a recapitalization of Para Mas.

Prior to the acquisition, International Bible Games, Inc. was the majority shareholder of Para Mas and the International Bible Games’ shareholders arguably had personal claims against Para Mas as a result of a business transaction in 2001. In 2001, International Bible Games acquired 30 million shares of common stock of ParaMas. The shareholders of International Bible Games had been promised that these shares would be distributed to them on a pro rata basis. However, the shares never were distributed at that time and the International Bible Games shareholders were not able to participate in an active trading market of ParaMas shares that subsequently developed. This circumstance gave rise to potential claims against International Bible Games and ParaMas. On or about April 12, 2004, Para Mas issued 10,042,105 shares of common stock in exchange for a release of those claims against Para Mas. The class of persons to whom the shares were issued was all persons holding a potential claim against Para Mas. These potential claims were comprised of rights to receive shares of Para Mas and/or the right to receive money from Para Mas or one of its affiliates. The price per share implicit in that transaction was 25¢ per share. All claimants had been affiliated with Para Mas since approximately September 2000 and had potential claims against Para Mas since that time. The claimants were known to Para Mas and had a financial relationship with Para Mas since the year 2000. Para Mas met with the claimants individually and explained the option for settlement of the particular claimant’s claim. The compromise of each claim was negotiated individually in an individual manner. Each claimant entered into a claim release form in connection with the transaction.  As a result, International Bible Games, once a shareholder of Para Mas is no longer affiliated with Para Mas other than by virtue of the fact that International Bible Games’ shareholders are also shareholders of Para Mas. The International Bible Games shareholders signed an Agreement and Release and Share Exchange Agreement in connection with the transaction.

Prior to that time, the active business operations of Para Mas had been limited for some time. The business operations of Amerigroup now constitute 100% of the business operations of Para Mas. This management's discussion will therefore focus on the business operations and the financial results of Amerigroup.

Marketing

Conceptually, the Itzyourmall loyalty-rewards card program came into being on February 26, 2003. Amerigroup spent that year developing the product, the web sites, the delivery systems and testing the marketing structure. Very little marketing was done during that year as it was devoted to research and development of the Itzyourmall concept. The following year, however, Amerigroup began to implement their marketing plan. The marketing has required a great deal of travel and promotion. We have been able to sell close to 10 different marketing territories, 15 units and hundreds of businesses. In order to market the Itzyourmall product quickly and as inexpensively as possible, we felt that our best course of action would be to sell marketing rights to territories and units. This way, we expected that we could have a sales force that would not require an overhead. Also, because these marketing rights sales people are vested with their own funds, we felt that they would be more likely to succeed.

Our marketing plan is based on the idea the people who pay for something are more likely to succeed at selling than a sales person who has a guaranteed base salary. We have divided the country up into Regions and then into Territories. Each Territory is then divided up into Units of 100,000 population centers. Each Unit will also have a minimum number of 1,000 businesses. The Region owner trains and supports his Territory owners and the Territory owner trains and supports his Unit owners. Each Unit owner is only expected to sell 25 businesses a co-brand package and 25 business listings. He can then sell 25 kiosk fixed ad sales and 25 kiosk screen ad sales. These kiosk ad sales will most likely be sold to the co-branders and business listings, since they are the ones participating in the Itzyourmall program. This means that the Unit owner only has to sell 5% of the businesses in his are to be successful. This is a very small market share, which we feel means that the likelihood of success will be very high for the Unit owner. If a Unit owner is successful under this formula, he will generate between $55,000.00 and $97,000.00. The differentiation is based on whether the Unit owner allows the businesses to pay a one-time cash price or 12 monthly payments calculated at a 12% apr.

Fiscal Year Ended December 31, 2003

During the fiscal year ended December 31, 2003, ParaMas had net revenues of $180,612. Approximately $109,000 of these revenues were derived from the sale of marketing rights. Approximately $71,612 were derived from fees obtained from co-branders entering our system. During the same period we incurred expenses totaling $817,830 giving us a loss from operations of $637,218.

Some major components of our expenses were $243,500 in salaries, $137,548 in contract labor, a one time payment of $40,000 to repurchase marketing territories, and $57,184 for web hosting fees. Much of this expense was incurred in our attempts to build a marketing structure. We felt by building a marketing structure outside of ParaMas as discussed above, we could build a strong base for our products without incurring the expenses within ParaMas. Much of our effort in 2003 was focused on the development of this marketing structure.

Mr. Gagon resigned from the company to launch and test our marketing plan. We needed to have a non-affiliate purchase the rights and we needed to test the program. Mr. Gagon was very successful in his marketing efforts so we sold him the California ten state Region for $100,000.00 cash payment to Para Mas, which was paid and received in 2003. Because he was successful in marketing the California Region, it was decided to let him buy the New York and Florida ten state Regions on credit. With only $5,000.00 down for each of these two Regions, Mr. Gagon will pay out 20% of each Territory sale to Amerigroup until he has paid $150,000.00 for Florida and $250,000.00 for New York. These transactions are the reason why our accounts receivable balance exceeds the total sales for 2004.

Fiscal Year Ended December 31, 2004

During the fiscal year ended December 31, 2004, ParaMas had revenues of $489,024. Approximately $465,000 of these revenues were derived from the sale of marketing rights, which was an increase of $356,000 when compared with revenues derived from the sale of marketing rights in 2003. By the end of 2004, we had sold all marketing rights in the United States and Canada from which ParaMas will derive direct compensation. We do not expect to have additional revenues from the sale of marketing rights until we open up marketing regions in Europe, Australia, South America, and Asia sometime in the future. These foreign regions are not expected to be opened up in 2005. Therefore, we expect no revenues from the sale of marketing rights during 2005, which has been our most significant source of revenue for 2003 and 2004.

During 2004, $104,105 were derived from fees obtained from co-branders entering our system. This is down $206,218 from 2003. The decrease came as a result of our CEO, Mr. Whiting, and Mr. Gagon focusing their efforts on building and testing our marketing structure in 2004, rather than signing up new co-branders. It is our hope that our marketing system will begin to produce revenues from new co-branders and listers in 2005 without the direct selling efforts of Mr. Whiting and Mr. Gagon and that we will experience an increase in revenues in this category in 2005. We do not know at this time, however, whether this will be the case. We expect that as our marketing structure develops more co-branders and more listers we will see significant increases in this source of revenue.

During 2004 we incurred expenses totaling $864,647 giving us a loss of $375,623. It is possible that this loss figure will increase during 2005 due to the fact that we are not expecting revenues from the sale of marketing rights during 2005. It should be remembered that our revenues from the sale of marketing rights in 2004 totaled $465,000.

Liquidity

Our expected cash flow needs over the next twelve months will be a minimum of $50,000.00 monthly and could peak at $100,000.00 monthly as sales volumes increase, since this means increased costs in: production, customer service, marketing, and management. When the Units have sold their 25 business quotas in the four ten state Regions, we believe we will easily be able to cover our cost of operations. Our expectations are that we will be able to sell twenty percent of the Territories in all four Regions over the next twelve months. We expect those Territories to sell twenty percent of their Units during that same period. Even though the Units agree to sell 25 businesses during that period as well, our projection is based upon them selling only five which we believe will be realized. Assuming we meet these levels, we would have annual gross revenue of $547,000.00, which would be close to covering our expenses for the year. Part of our marketing strategy includes Itzyourmall helping to “seed” an area by telemarketing to local businesses. These businesses are usually the high profile businesses (i.e., entertainment and amusement) that Itzyourmall does not charge to be a part of the program. They are brought on to help enhance the value of the Itzyourmall card in an area. As of December 31, 2004, Amerigroup had cash on hand totaling $2,577. This is sufficient working capital to meet the day to day operational cash needs of Amerigroup for approximately 7 days.

To actively grow the business pursuant to its current business plan however, Amerigroup needs $5,000,000 in operating capital for the next 12 months. We plan on raising this capital through a registered sale of our common stock pursuant to this registration statement. However, it cannot be certain as to whether we will be successful in selling the offering.

Trends

One of the trends that we have seen in the market is the fact that businesses are all starting to consider the idea of loyalty cards. Most of the businesses we contact all state that they were already considering making a loyalty card for their business. We feel that the grocery store industry started this trend and has helped it to grow. Consequently, Itzyourmall is an unintended beneficiary of the millions of dollars the grocery store industry has spent in educating the masses on the value of loyalty-rewards cards. Another trend we see in the market is the move towards public internet access terminals, or Kiosks as we like to call them. Kiosks are showing up in airport terminals and shopping malls all across the country. This trend is again a benefit for us as we begin placing our Kiosks throughout the country.

DESCRIPTION OF PROPERTY

The business operations of Para Mas are located at 700 N. Neeley, Suite 19, Gilbert, Arizona 85233. At that location we have office space of approximately 2,500 square feet for which we pay a monthly rent payment of $2,820.70. Our lease of this space expires in September 2005. We do not expect any difficulty in locating space upon the expiration of the lease that will be suitable to our needs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fred Gagon, formerly a vice president of Amerigroup, Inc., resigned from his position at Amerigroup, Inc. in June of 2003. The purpose of his resignation was to help implement our marketing plan for the Itzyourmall cards Regionally and eventually nationally. Amerigroup, Inc. first sold the marketing rights for Utah to Mr. Gagon. Mr. Gagon was successful marketing the Itzyourmall product in Utah. He sold approximately 50 businesses within a 90 day period. Consequently, Amerigroup, Inc. then sold the Itzyourmall marketing rights for the California Ten State Region to Mr. Gagon for $100,000.00. He has sold thousands of cards and 12 different territories in that Region. Mr. Gagon has also put down two $5,000.00 deposits for the Florida and New York Ten State Regions.

Mr. Whiting and entities controlled by Mr. Whiting have made various loans to Para Mas as summarized in the following table:

Lender	Current and
Highest Amount(1)

Gary L. Whiting	$99,064.21
Lawyours, Inc.(2)	$49,946.74
Itzyourmall Kiosks, LLC(3)	$174,973.16
Empire Enterprises, LLC(4)	$176,050.00

(1) All loans accrue interest at the rate of 8% per annum
(2)	Mr. Whiting indirectly owns 70% of Lawyours, Inc.
(3)	Mr. Whiting indirectly owns 49% Itzyourmall Kiosks, LLC
(4)	Mr. Whiting owns 70% of Empire Enterprises, LLC

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Present Public Market

There is no active public market for our common stock.

Option, Warrants and Registration Rights

We have no outstanding options or warrants to purchase, or securities convertible into, common equity of Para Mas. Other than the shares for the selling shareholders listed herein, there are no shares Para Mas has agreed to register under the Securities Act. There are 21,303,216 common shares being registered pursuant to this registration statement, 11,111,111 of which will be offered by Para Mas and 10,192,105 of which may be offering by the selling shareholders.

Rule 144 Shares

A total of 281,248,039 shares of our common stock is available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case equals 2,812,480 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There are 99,741,261 common shares of Para Mas that may be sold at the present time under Rule 144(k).

The Division of Corporate Finance of the Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees would act as underwriters under the Securities Act of 1933 when reselling the securities of the blank check company and that the securities could only be resold through a registered offering and that Rule 144 would not be available for those resale transactions. Accordingly, Rule 144 may not be available for the resale of all issued and outstanding shares of Para Mas.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

• contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
• contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;
• contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;
• contains a toll-free telephone number for inquiries on disciplinary actions;
• defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
• contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:
• with bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules and because many broker-dealers refuse to enter into penny stock transactions rather than comply with the rules. Therefore, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 725 registered shareholders.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Compensation

The following table sets forth certain information as to our officers and Directors.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation
Gary Whiting	2004	$300,000	0	0	0	0	0	0
CEO	2003	$300,000	0	0	0	0	0	0
	2002	$269,935	0	0	0	0	0	0

(1)All salary to Mr. Whiting for the three years indicated was accrued and remains unpaid other than $15,000 which was paid in 2003.

Employment Agreements

No officer or director has an employment agreement with Para Mas at the present time.

FINANCIAL STATEMENTS
Index to Financial Statements:

1.	Financial Statements for the six months ending June 30, 2005, including:

a.	Balance Sheet
b.	Statements of Income and Accumulated Deficit;

d.	Statements of Cash Flows;
e.	Notes to Financial Statements.

2. Independent Auditors' Report

3.	Financial Statements for the fiscal years ending December 31, 2004, and 2003 including:

a. Balance Sheet;
b.	Statements of Income and Accumulated Deficit;
c.	Statement of Changes in Stockholders Equity
d.	Statements of Cash Flows;
e.	Notes to Financial Statements.

PARA MAS INTERNET, INC.
BALANCE SHEETS
AS OF JUNE 30, 2005 AND DECEMBER 31, 2004 (UNAUDITED)

ASSETS	Consolidated	Consolidated
As of		As of
6/30/2005		12/31/2004
CURRENT ASSETS
Cash	$4,738	$2,577
Inventory	7,352	7,352
Accounts Receivable	36,800	12,800
Accounts Receivable - Related Party	156,000	156,000
Allowance for doubtful Accounts - short term portion of receivables	(88,880)	(88,880)
Note Receivable - Related Party	59,928	59,850
Total current assets	175,938	149,699

FIXED ASSETS
Land	232,000	232,000
Vehicle	24,850	24,850
Computer Equipment	11,894	11,894
Office Equipment	6,000	6,000
Accumulated Depreciation	(31,201)	(29,267)
Total Fixed Assets	243,543	245,477

OTHER ASSETS
Note Receivable - long term portion, net of allowance - Related Party	234,000	234,000
Note Receivable - long term portion, net of allowance	19,200	19,200
Allowance for doubtful Accounts - long term portion of receivables	(133,320)	(133,320)
OTHER ASSETS	119,880	119,880

TOTAL ASSETS	$539,361	$515,056

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Notes payable	50,936	50,936
Accounts payable	59,295	67,114
Interest payable	833	833
Salary payable	1,681,779	1,606,779
Payroll liabilities	34,516	36,238
Note payable - Related Party	367,240	231,580
Total current liabilities	2,194,599	1,993,480

LONG TERM LIABILITIES
Notes payable	-	-

TOTAL LIABILITIES	2,194,599	1,993,480

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 500,000,000 shares
authorized, 286,077,479 shares issued and outstanding as of
March 31, 2005 and December 31, 2004, respectively	281,248	281,248
Additional paid in capital	1,567,578	1,567,578
Accumulated deficit	(3,504,063)	(3,327,249)
Total stockholders' equity (deficit)	(1,655,238)	(1,478,424)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$539,361	$515,056

The accompanying notes are an integral part of these consolidated financial statements

PARA MAS INTERNET, INC.
STATEMENTS OF LOSS AND ACCUMULATED DEFICIT
FROM INCEPTION TO AND THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)
					From Inception
	For the six months ended		For the three months ended		(February 13, 2001) to
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005

REVENUES - Marketing Rights	$30,000	$330,521	$30,000	$238,098	$604,000
REVENUES - Cobrand Products	85,931	-	40,490	-	615,801
COST OF REVENUES	(63,017)	(19,766)	(30,729)	(19,766)	(420,932)
GROSS PROFIT (LOSS)	$52,914	$310,755	$39,761	$218,332	$798,869

EXPENSES:
General and administrative	212,999	234,914	109,231	128,071	3,650,502
Bad debt expense	-	-	-	-	222,200
Depreciation	1,934	3,094	1,547	1,547	31,201
Professional fees	7,945	33,435	7,945	33,435	351,580
Total expenses	222,878	271,443	118,723	163,053	4,255,483

Operating income (loss)	(169,964)	39,312	(78,962)	55,279	(3,456,614)

OTHER INCOME (EXPENSE)
Interest	(6,850)	-	(435)	-	(19,945)
Write down of assets	-	-	-	-	(28,400)
Other expenses	-	896	-	896	896
Total other income (expense)	(6,850)	896	(435)	896	(47,449)

LOSS FROM OPERATIONS	(176,814)	40,208	(79,397)	56,175	(3,504,063)

NET INCOME (LOSS)	(176,814)	40,208	(79,397)	56,175	(3,504,063)

ACCUMULATED DEFICIT - Beginning	(3,327,249)	(3,368,491)	(3,424,666)	(3,424,666)	-
ACCUMULATED DEFICIT - End	(3,504,063)	(3,328,283)	(3,504,063)	(3,368,491)	(3,504,063)
	281,248	-		-	3,785,311
LOSS PER SHARE BASIC AND DILUTED	$(0.00)	$0.00	$(0.00)	$0.00	$(0.01)

PER SHARE INFORMATION:

Basic and dilulted Weighted average Number of
Shares Outstanding	286,077,479	48,294,395	286,077,479	48,294,395	270,634,715

The accompanying notes are an integral part of these consolidated financial statements

PARA MAS INTERNET, INC.
STATEMENTS OF CASH FLOWS
FROM INCEPTION TO AND FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2005 (UNAUDITED)

	Six Months ended	Six Months ended	From Inception
	Ended	Ended	(February 13, 2001) to
	6/30/2005	6/30/2004	June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income / (Loss) from Operations	$(176,814)	$40,208	$(3,504,063)
Adjustments to reconcile net income
to net cash provided
Common stock options issued for services, assets and to settle debt	-	-	645,519
Change in assets and liabilities:
Depreciation Expense	1,934	3,094	31,201
(Increase) / Decrease in Accounts Receivable	(24,000)	(145,000)	(103,920)
(Increase) / Decrease in Inventory	-	-	(7,352)
(Increase) / Decrease in Note Receivable	(78)	(81,180)	(179,808)
(Increase) / Decrease in Note Payable	-	5,358	87,174
Increase / (Decrease) in Payroll Liability	73,277	72,020	1,680,056
Increase / (Decrease) in Accounts Payable	(7,819)	16,932	60,128
Net cash provided by (used in) operating activities	(133,500)	(88,568)	(1,291,065)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase)/Sale of Fixed Assets	-	(5,131)	(42,744)
Net cash provided by (used in) investing activities	-	(5,131)	(42,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Stock	-	-	971,306
Increase/(Decrease) in Short Term Notes Payable - Related Party	135,661	-	367,241
Net cash provided by (used in) financing activities	135,661	-	1,338,547

Net increase (decrease) in cash	2,161	(93,699)	4,738
Balance at beginning of Period	2,577	85,563	-
End of Period	$4,738	$(8,136)	$4,738
	$4,738	#REF!	#REF!
	$(0)	#REF!	#REF!
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
SUPPLEMENTAL INFORMATION:
Interest Paid	$6,850	$5,991	$19,945
Taxes Paid	$-	$-	$-
The accompanying notes are an integral part of these consolidated financial statements

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2005

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements as follows.

Business and Basis of Presentation - Para Mas was incorporated on June 6, 1994 as U.S. Medical Management, Inc., a subsidiary of Waterloo Wheels, Inc., a British Columbia company. On June 27, 1994, the shareholders of Waterloo Wheels exchanged all of their shares for shares in U.S. Medical Management and Waterloo Wheels was dissolved. The activities of Waterloo Wheels and U.S. Medical Management were confined to organizational matters and identifying business opportunities. They conducted no business. In June 1995, U.S. Medical Management acquired the business of Ken Venturi Golf Centers, Inc. and changed its name to Ken Venturi Golf, Inc. ("KVGI"). KVGI was listed on the OTC Bulletin Board and was engaged in franchising indoor golf training centers under a license from Ken Venturi, a noted golf professional. The business of KVGI did not succeed and the company ceased operations in May 1997. Upon ceasing operations, Para Mas attempted to locate and negotiate the acquisition of other business opportunities. On November 1, 2000, Para Mas entered into agreements that would lead to the acquisition of the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp. Though pursued over a period of time, Para Mas was ultimately unable to acquire these assets. On April 12, 2004, Para Mas acquired 100% of the issued and outstanding shares of Amerigroupmall, Inc., a Nevada corporation via a reverse merger and recapitalization.

Even though the Company has generated sales revenues, the Company has incurred substantial expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through June 30, 2005 the Company has an accumulated deficit of $3,504,063.

Amerigroupmall, Inc. ("Amerigroupmall") was incorporated on June 13, 2001 as a Nevada corporation. The initial Amerigroupmall concept was born in 1999 as a discount card that was sold as a fund-raiser for schools, clubs and non-profit organizations. Purchasers of the card could receive discounts one of two ways. First, it could be presented at some merchants for an immediate discount upon purchase of goods or services. Second, it could be used to purchase discount tickets to entertainment venues distributed by Amerigroupmall. This concept was changed in 2003, when Amerigroupmall decided to drop the fund raising model and sell the discount card directly to businesses for redistribution to their customers.

Mobilescan Inc. ("Mobilescan") was incorporated on September 27, 2001 as a Nevada corporation. Mobilescan, Inc. was a provider of CD Rom law libraries and custom Legal Forms and Billing Software. MobileScan was acquired by Para Mas in 2004 by virtue of the Amerigroupmall acquisition. All business operations within MobileScan have ceased.

Liquidity - As shown in the accompanying financial statements, the Company incurred a net loss of $79,397 during the period ended June 30, 2005. The Company's current liabilities exceeded its current assets by $2,018,661.

Income Taxes - Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2005

The estimated net operating loss for the company, given the current situation is:

   Accumulated deficit    $(3,504,063)
   Valuation allowance    3,504,063
------------
     $ -

Management feels the Company will have a net operating loss carryover to be used for future years. Such losses may not be fully deductible due to the significant amounts of non-cash service costs.

Printing Company relationship - Itzyourmall is currently contracting all of its printing through Mikey's Print Shop. The company has a contract with Mikey's that pays Mikey's a base monthly fee of $3,000 a month. This base gives the company the prints, and it also includes all of the graphic design of the cards and the web malls. The base will give the company approximately 25,000 cards a month but does not include materials. Materials run approximately $0.15 per card. Materials include ink, teslin (the specially manufactured paper the company print on, for the cards), laminate, and stock paper. The associated printing costs are reflected in the financial statements as a cost of goods sold.

Net Loss Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings (loss) per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants will be excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Reclassifications - Certain reclassifications have been made in prior years' financial statements to conform to classifications in the current year.

Stock Based Compensation - In December 2002, the FASB issued Statement of Financial Accounting Standards No.148 ("SFAS No.148"),"Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2003 and will adopt the interim disclosure provisions for its financial reports for the quarter ended December 31, 2004 and all subsequent periods.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2005

NOTE 2 - GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, from its inception the Company has incurred losses of $3,504,063. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's Liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

The company’s expected cash flow needs over the next twelve months will be a minimum of $50,000 per month and could peak at $100,000 per month as sales volumes increase, as this would means increased costs in: production, customer service, marketing, and management. As of June 30, 2005, Paramas Internet, Inc. had cash on hand totaling $3,230.48. The company feels this is sufficient working capital to meet the day to day operational cash needs of Amerigroupmall for approximately 21 days.

To actively grow the business pursuant to its current business plan however, the Company needs $5,000,000 in operating capital for the next 12 months. The company hopes to raise this capital through a registered sale of common stock pursuant to a Form SB-2 registration statement. However, it cannot be certain as to whether the company will be successful in selling the offering.

NOTE 3 - LOANS PAYABLE

Loans payable to related parties increased in the amount of $71,757 during the quarter ending 6/30/05 and was used for operating expenses. Total related party loans payable as of June 30, 2005 are $367,240. There is also $1,681,779 of salaries payable and $34,516 of payroll liabilities as of June 30, 2005.

NOTE 4 - STOCKHOLDERS' EQUITY

Beginning on or about January 24, 2003 and ending on or about November 8, 2003, Amerigroupmall raised approximately $648,826 from a total of 32 investors.

In April 2004, ParaMas completed a 10 for 1 reverse merger to bring the total issued and outstanding shares to 4,829,440. The company then issued 271,205,934 shares for the acquisition of Amerigroupmall. Concurrent with the latter issuance, the company issued 10,042,105 to various individuals to settle potential claims against the company. The issuance of the 10,042,105 shares has been recorded as an expense of $69,102, which values the stock at $0.00688 per share, or the equivalent value per share which was allocated to the purchase of Amerigroupmall on the same date.

As of June 30, 2005, the company has 500,000,000 shares authorized and 286,077,479 shares issued and outstanding.

There were no issuances and sales of stock during the three months ended June 30, 2005.

To the Board of Directors and Stockholders
Para Mas Internet, Inc.
(A Development Stage Company)
Gilbert, Arizona

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of Para Mas Internet, Inc. as of December 31, 2004 and 2003, and the related statements of loss, stockholders' equity, and cash flows for the period of Inception (February 13, 2001) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of at December 31, 2004 and 2003, and the results of its operations and its cash flows for the period of Inception (February 13, 2001) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Franklin Griffith & Associates
March 27, 2005
Las Vegas, Nevada

PARA MAS INTERNET, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2004 AND 2003 (AUDITED)
		Adjusted
ASSETS	Consolidated	Consolidated
	as of	As of
	12/31/2004	12/31/2003
CURRENT ASSETS
Cash	$2,577	$85,563
Inventory	7,352	-
Accounts Receivable	12,800	32,000
Accounts Receivable - Related Party	156,000	-
Allowance for doubtful Accounts - short term portion of receivables	(88,880)	-
Note Receivable - Related Party	59,850	7,543
Total current assets	149,699	125,106

FIXED ASSETS
Land	232,000	232,000
Vehicle	24,850	24,850
Computer Equipment	11,894	11,894
Office Equipment	6,000	6,000
Accumulated Depreciation	(29,267)	(12,863)
Total Fixed Assets	245,477	261,881

OTHER ASSETS
Note Receivable - long term portion, net of allowance - Related Party	234,000	-
Note Receivable - long term portion, net of allowance	19,200	-
Allowance for doubtful Accounts - long term portion of receivables	(133,320)	-
OTHER ASSETS	119,880	-

TOTAL ASSETS	$515,056	$386,987

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Notes payable	50,936	-
Accounts payable	67,114	28,462
Interest payable	833	833
Salary payable	1,606,779	1,306,778
Payroll liabilities	36,238	36,238
Note payable - Related Party	231,580	242,252
Total current liabilities	1,993,480	1,614,563

LONG TERM LIABILITIES
Notes payable	-	47,991

TOTAL LIABILITIES	1,993,480	1,662,554

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 500,000,000 shares
authorized, 286,077,479 and 271,205,934 shares issued and outstanding as of
December 31, 2004 and December 31, 2003, respectively	281,248	27,643
Additional paid in capital	1,567,578	1,615,087
Accumulated deficit	(3,327,249)	(2,918,296)
Total stockholders' equity (deficit)	(1,478,424)	(1,275,567)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$515,056	$386,987

The accompanying notes are an integral part of these consolidated financial statements.

PARA MAS INTERNET, INC.
STATEMENTS OF LOSS AND ACCUMULATED DEFICIT
FROM INCEPTION TO AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003 (AUDITED)

			From Inception
	For the twelve months ended	For the twelve months ended	(February 13, 2001) to
	December 31, 2004	December 31, 2003	December 31, 2004

REVENUES - Marketing Rights	$465,000	$109,000	$574,000
REVENUES - Cobrand Products	104,105	310,323	529,870
COST OF REVENUES	(80,081)	(238,711)	(357,915)
GROSS PROFIT (LOSS)	$489,024	$180,612	$745,955

EXPENSES:
General and administrative	617,508	777,056	3,437,503
Bad debt expense	222,200	-	222,200
Depreciation	16,404	12,374	29,267
Professional fees	36,935	-	343,635
Total expenses	893,047	789,430	4,032,605

Operating income (loss)	(404,023)	(608,818)	(3,286,650)

OTHER INCOME (EXPENSE)
Interest	(5,826)	(1,300)	(13,095)
Write down of assets	-	(28,400)	(28,400)
Other expenses	896	-	896
Total other income (expense)	(4,930)	(29,700)	(40,599)

LOSS FROM OPERATIONS	(408,953)	(638,518)	(3,327,249)

NET INCOME (LOSS)	(408,953)	(638,518)	(3,327,249)

ACCUMULATED DEFICIT - Beginning	(2,918,296)	(2,279,778)	-
Adjustment from reverse acquisition	-	-	-
ACCUMULATED DEFICIT - End	(3,327,249)	(2,918,296)	(3,327,249)
	(3,327,249)	-	-
LOSS PER SHARE BASIC AND DILUTED	$(0.00)	$(0.00)	$(0.01)

PER SHARE INFORMATION:

Basic and dilulted Weighted average Number of
Shares Outstanding	282,359,592	271,205,934	270,634,715

The accompanying notes are an integral part of these consolidated financial statements.

PARA MAS INTERNET, INC.
STATEMENTS OF CASH FLOWS
FROM INCEPTION TO AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003 (AUDITED)

	Twelve Months	Twelve Months	From Inception
	Ended	Ended	(February 13, 2001) to
	12/31/2004	12/31/2003	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income / (Loss) from Operations	$(408,953)	$(638,518)	$(3,327,249)
Adjustments to reconcile net income
to net cash provided
Common stock options issued for services, assets and to settle debt	206,096	(55,281)	645,519
Change in assets and liabilities:
Depreciation Expense	16,404	12,374	29,267
(Increase) / Decrease in Accounts Receivable	(167,800)	(32,000)	(79,920)
(Increase) / Decrease in Inventory	(7,352)	-	(7,352)
(Increase) / Decrease in Note Receivable	(52,307)	28,400	(179,730)
(Increase) / Decrease in Note Payable	50,936	-	87,174
Increase / (Decrease) in Payroll Liability	300,001	318,450	1,606,779
Increase / (Decrease) in Accounts Payable	38,652	-	67,947
Net cash provided by (used in) operating activities	(24,323)	(366,575)	(1,157,565)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchase)/Sale of Fixed Assets	-	-	(42,744)
Net cash provided by (used in) investing activities	-	-	(42,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Stock	-	256,744	971,306
Increase/(Decrease) in Short Term Notes Payable - Related Party	(58,663)	179,648	231,580
Net cash provided by (used in) financing activities	(58,663)	436,392	1,202,886

Net increase (decrease) in cash	(82,986)	69,817	2,577
Balance at beginning of Period	85,563	15,746	-
End of Period	$2,577	$85,563	$2,577
$ -		$-	$0
$ -		$-	$0
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
SUPPLEMENTAL INFORMATION:
Interest Paid	$5,826	$1,300	$-
Taxes Paid	$-	$-	$29,977

The accompanying notes are an integral part of these consolidated financial statements.

PARA MAS INTERNET, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AS OF DECEMBER 31, 2004 (AUDITED)

	Common	Common	Additional
	Stock	Stock	Paid-in	Subscription	Income	Total
	Shares	Amount	Capital	Receivable	(Deficit)	Equity

Issuance of common
stock for cash	261,595,000	$26,160	$275,784	$(32,080)		269,864

Issuance of common
stock for services	4,465,000	447	129,791			130,238

Deficit for the year
ended December 31, 2001	-	-	-	-	(1,392,864)	(1,392,864)

Balance at December 31, 2001	266,060,000	26,606	405,575	(32,080)	(1,392,864)	(992,763)

Issuance of common
stock for cash	6,794,000	679	668,683	(345,575)		323,788

Issuance of common
stock for services	375,000	38	37,500			37,538

Issuance of common
stock for fixed assets	250,000	25	24,975			25,000

Removal of subscribed stock	(2,273,066)	295	478,354	377,655	-	856,304

Deficit for the year
ended December 31, 2002					(886,914)	(886,914)

Balance at December 31, 2002	271,205,934	$27,643	$1,615,087	$-	$(2,279,778)	$(637,048)

Deficit for the year
ended December 31, 2003					(638,518)	(638,518)

Balance at December 31, 2003	271,205,934	$27,643	$1,615,087	-	(2,918,296)	(1,275,566)

Reverse Acquisition with ParaMas	4,829,440	$243,563	$(106,569)	-	-	136,994

Issuance of stock to creditors	10,042,105	$10,042	$59,060	-	-	69,102

Loss for the year ended
December 31, 2004	-	-	-	-	(408,953)	(408,953)

Balance at December 31, 2004	286,077,479	$281,248	$1,567,578	-	(3,327,249)	(1,478,423)

The accompanying notes are an integral part of these consolidated financial statements.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements as follows.

Business and Basis of Presentation - Para Mas was incorporated on June 6, 1994 as U.S. Medical Management, Inc., a subsidiary of Waterloo Wheels, Inc., a British Columbia company. On June 27, 1994, the shareholders of Waterloo Wheels exchanged all of their shares for shares in U.S. Medical Management and Waterloo Wheels was dissolved. The activities of Waterloo Wheels and U.S. Medical Management were confined to organizational matters and identifying business opportunities. They conducted no business. In June 1995, U.S. Medical Management acquired the business of Ken Venturi Golf Centers, Inc. and changed its name to Ken Venturi Golf, Inc. ("KVGI"). KVGI was listed on the OTC Bulletin Board and was engaged in franchising indoor golf training centers under a license from Ken Venturi, a noted golf professional. The business of KVGI did not succeed and the company ceased operations in May 1997. Upon ceasing operations, Para Mas attempted to locate and negotiate the acquisition of other business opportunities. On November 1, 2000, Para Mas entered into agreements that would lead to the acquisition of the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp. Though pursued over a period of time, Para Mas was ultimately unable to acquire these assets. On April 12, 2004, Para Mas acquired 100% of the issued and outstanding shares of Amerigroupmall, Inc., a Nevada corporation via a reverse merger and recapitalization. (see Note 7).

Even though the Company has generated sales revenues, the Company has incurred substantial expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2004 the Company has an accumulated deficit of $3,327,249.

Amerigroupmall, Inc. ("Amerigroupmall") was incorporated on June 13, 2001 as a Nevada corporation. The initial Amerigroupmall concept was born in 1999 as a discount card that was sold as a fund-raiser for schools, clubs and non-profit organizations. Purchasers of the card could receive discounts one of two ways. First, it could be presented at some merchants for an immediate discount upon purchase of goods or services. Second, it could be used to purchase discount tickets to entertainment venues distributed by Amerigroupmall. This concept was changed in 2003, when Amerigroupmall decided to drop the fund raising model and sell the discount card directly to businesses for redistribution to their customers.

Mobilescan Inc. ("Mobilescan") was incorporated on September 27, 2001 as a Nevada corporation. Mobilescan, Inc. was a provider of CD Rom law libraries and custom Legal Forms and Billing Software. MobileScan was acquired by Para Mas in 2004 by virtue of the Amerigroupmall acquisition. All business operations within MobileScan have ceased.

The officers and directors of the Company are currently delinquent in filing their respective Form 5, Statement of Beneficial Ownership, with the Securities and Exchange Commission.  Management has stated the officers intend to file their Form 5’s shortly.

Liquidity - As shown in the accompanying financial statements, the Company incurred a net loss of $408,953 during the period ended December 31, 2004. The Company's current liabilities exceeded its current assets by $1,843,781.

Advertising - The Company will recognize advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." The Company did not incur advertising costs during the period ended December 31, 2004.

Income Taxes - Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

The estimated net operating loss for the company, given the current situation is:

   Accumulated deficit    $(3,327,249)
   Valuation allowance    3,327,24
                                                                           -------------------
      $              -

Management feels the Company will have a net operating loss carryover to be used for future years. Such losses may not be fully deductible due to the significant amounts of non-cash service costs.

Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment - For financial statement purposes, property and equipment will be depreciated using straight-line method over their estimated useful lives (five years for furniture, fixtures and equipment). The straight-line method of depreciation is also used for tax purposes.

Concentrations of Credit Risk - Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Office Space - As of September 2004, the company’s office lease has expired. The company signed a new office lease on August 9, 2004 for a one-year term (ending August 31, 2005) for a 2,075 office space located at 700 North Neely, Suite 12, Gilbert, AZ. The base rent is $1,308 per month. The company has a one year renewal option which they currently intend to exercise.

Printing Company relationship - Itzyourmall is currently contracting all of its printing through Mikey's Print Shop. The company has a contract with Mikey's that pays Mikey's a base monthly fee of $2,500 a month. This base gives the company the prints, and it also includes all of the graphic design of the cards and the web malls. The base will give the company approximately 25,000 cards a month but does not include materials. Materials run approximately $0.15 per card. Materials include ink, teslin (the specially manufactured paper the company print on, for the cards), laminate, and stock paper. The associated printing costs are reflected in the financial statements as a cost of goods sold.

Revenue Recognition - The company recognizes revenues as the marketing rights and co-brands are sold. Upon the sale of the marketing rights, the company does not have any material future obligations to the purchaser. The purchaser must sell their respective territories in their region. If they do not, the company has the discretion to cancel the contract. All support and sales materials provided to territory owners is paid for by the respective territory owners as such support / materials are utilized. (See Note 7 - Revenue, Accounts Receivable, and Allowance for Doubtful Accounts)

Outside of revenues from the sale of marketing rights, the company derives income from: (1) co-brand sales; (2) advertising sales/listers; (3) ticket/gift certificate sales; and (4) printing and sales supplies. The co-brand package is sold for $2,495.00. This includes one thousand cards and a mall. Itzyourmall receives $1,095.00 of that sale. If a co-brand buys the basic package and orders additional cards over and above the 1st 1,000 cards, the co-brander pays $1.50 for each additional card. Itzyourmall gets .65¢ of that $1.50.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Some businesses don't want cards or a mall, but they want to be advertised on all the malls. The company refers to these businesses as “listers”. Listers pay $800 a year to be a lister of which Itzyourmall makes $200. Whenever a cardholder buys a ticket or a gift certificate, Itzyourmall makes a small mark-up. Generally the ticket or gift certificate is marked up by Itzyourmall from 5% to 10%. Itzyourmall makes up to 30% of that mark up. All materials and supplies bearing the Itzyourmall logo have to be purchased from Itzyourmall. All the marketing rights company’s buy their sales materials from the company. The company marks all the supplies up 30%.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amount and disclosures. Accordingly actual results could differ from those estimates.

Long-Lived Assets - The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income - The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings (loss) per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants will be excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Fair Value of Financial Instruments - The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the relatively short maturity of these instruments

Reclassifications - Certain reclassifications have been made in prior years' financial statements to conform to classifications in the current year.

Stock Based Compensation - In December 2002, the FASB issued Statement of Financial Accounting Standards No.148 ("SFAS No.148"),"Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2003 and will adopt the interim disclosure provisions for its financial reports for the quarter ended December 31, 2004.

Consolidation Policy / Minority Interest in Earnings - The accompanying consolidated financial statements include the accounts of Paramas / Amerigroupmall and its different business segments: Mobilescan. All significant inter-company balances and transactions have been eliminated. As of December 31, 2004, the company owns 91% of Mobilscan. (See Note 10)

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 2 - GOING CONCERN MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, from its inception the Company has incurred losses of $3,327,249. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's Liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

The company’s expected cash flow needs over the next twelve months will be a minimum of $50,000 per month and could peak at $100,000 per month as sales volumes increase, as this would means increased costs in: production, customer service, marketing, and management. As of December 31, 2004, Amerigroupmall had cash on hand totaling $2,577. The company feels this is sufficient working capital to meet the day to day operational cash needs of Amerigroupmall for approximately 7 days.

To actively grow the business pursuant to its current business plan however, Amerigroupmall needs $5,000,000 in operating capital for the next 12 months. The company hopes to raise this capital through a registered sale of common stock pursuant to a Form SB-2 registration statement. However, it cannot be certain as to whether the company will be successful in selling the offering.

NOTE 3 - STOCKHOLDERS' EQUITY

Beginning on or about January 24, 2003 and ending on or about November 8, 2003, Amerigroupmall raised approximately $648,826 from a total of 32 investors.

In April 2004, ParaMas completed a 10 for 1 reverse merger to bring the total issued and outstanding shares to 4,829,440. The company then issued 271,205,934 shares for the acquisition of Amerigroupmall. Concurrent with the latter issuance, the company issued 10,042,105 to various individuals to settle potential claims against the company. The issuance of the 10,042,105 shares has been recorded as an expense of $69,102, which values the stock at $0.00688 per share, or the equivalent value per share which was allocated to the purchase of Amerigroupmall on the same date. See Note 8 Recapitalization and Acquisition of Amerigroupmall, Inc. See Note 9 Related Party.

As of December 31, 2004, the company has 500,000,000 shares authorized and 286,077,479 shares issued and outstanding.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 4 - FIXED ASSETS

As of December 31, 2004, the Company has the following fixed assets:

Vehicle                        $24,850
Office Equipment            6,000
Computer Equipment    11,894

The company additionally owns land on the books at $232,000. This is comprised of 10 acres of land in Mojave County (near Mesquite, Nevada) of $175,000 and 28.5 acres of land in California at approximately $57,000. This land was acquired in 2001 by Amerigroupmall. There is currently no debt encumbering the land. Management has determined at year end there is no need to adjust or impair any of the fixed assets on the company’s books.

NOTE 5 - WARRANTS AND OPTIONS

As of December 31, 2004, there are no warrants or options outstanding to acquire any additional shares of common stock that are not disclosed in the equity section of the balance sheet.

NOTE 6 - SALARIES PAYABLE

At December 31, 2004, there is approximately $1,606,778 of accrued payroll, with $1,124,278 being due to Gary Whiting and $482,500 being due to Fred Gagon.

NOTE 7 - REVENUE, ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

During the year ended December 31, 2004, the company sold the exclusive rights to sell and distribute discount cards, websites, and store front listings for the three ten state regions. The California Region was sold for $100,000 on March 16, 2004. The Florida region was sold for $150,000 and the New York region was sold for $250,000 to Fred Gagon, who was the previous Senior Vice President of the recently acquired Amerigroupmall, Inc. The Company has not collected payment for the Florida and New York Regions, but $5,000 deposits were paid on each of those regions on May 14, 2004. The remaining portions of the payment prices for the Florida and New York Regions has been booked as accounts receivable and was expected to be received in full prior to November 16, 2004, this did not occur.

Management has determined to create an allowance for doubtful accounts to accurately reflect the current receivables in the company. While the company hopes to receive the full receivable amount, based on historical payments, the age of the receivables, and potential difficulty of collection, these amounts have been allocated accordingly. After a receivable is greater than 30 days old, the company will allocate approximately 5% per month of the respective receivable to an allowance account. As money is collected on the account, the allowance account is correspondingly adjusted.

For the receivables that are expected to be received within 12 months from the balance sheet date (approximately 40%), these are reflected in the current asset section of the financial statements. The other receivables reflected as “Long Term Receivables, net of current portion” on the financial statements.

Accounts receivable at December 31, 2004 and 2003 consist of the following:

                                                                                                                      2004                   2003
Current accounts receivable	$12,800	$32,000
Non-current accounts receivable	19,200	0
Total accounts receivable	32,000	32,000

Current accounts receivable (related party)	$156,000	$0
Non-current accounts receivable (related party)	234,000	0
Total related party accounts receivable	390,000	0

Less: Allowance for doubtful accounts (current)	88,880
Allowance for doubtful accounts (non-current)	133,320	0
Total Allowance for doubtful accounts	$222,200	$0

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 8 - RECAPITALIZATION AND ACQUISITION OF AMERIGROUPMALL, INC.

Para Mas acquired 100% of the issued and outstanding shares of Amerigroupmall, Inc., (AGI), on April 12, 2004. Para Mas issued 271,205,934 shares of common stock in exchange for 100% of the issued and outstanding stock of Amerigroupmall. In connection with the acquisition, the common shares were reverse split on a one-for-ten basis. As a result of the merger, the stockholder's of AGI gained voting control of Para Mas. Accordingly, for accounting purposes the transaction is accounted for as had AGI acquired Para Mas. AGI is the surviving Company and its accumulated deficit survives the transaction. In this regard, an adjustment has been made to eliminate the historical stockholders’ equity accounts of Para Mas, the accounting acquiree. The financial statements presented reflect the historical financials of Amerigroupmall.

Concurrent with the latter issuance, the company issued 10,042,105 to various individuals to settle potential claims against the company. The issuance of the 10,042,105 shares has been recorded as an expense of $69,102, which values the stock at $0.00688 per share, or the equivalent value per share which was allocated to the purchase of Amerigroupmall on the same date. See Note 3 Stockholders’ Equity.

NOTE 9 - RELATED PARTY

Pursuant to the Securities Act of 1933, Mr. Freddy H. Gagon is a promoter of Para Mas. At that time, Freddy H. Gagon was held liable in a state securities litigation resulting in a judgment issued on July 19, 1996 and filed with the clerk of court on October 21, 1996. Case No. CV95-02582. The Superior Court of the State of Arizona in the County of Maricopa found that Mr. Gagon had not registered to sell securities, had received commissions and partnerships in exchange for the sale of securities, and that the documents of the respective entities that were used to sell the securities made material misrepresentations of fact. Damages of $700,000 were awarded to the plaintiffs. Mr. Gagon has been permanently enjoined from selling unregistered or non-exempt securities within the state of Arizona. The 1996 judgment against Mr. Gagon had no effect upon the company and was prior to his affiliation with the company.

An officer of the Company, Gary Whiting personally borrowed money from a third party, which money Mr. Whiting then loaned to MobileScan to support MobileScan’s operations and expenses. MobileScan transferred land whose value on the books of MobileScan was $90,000 to the third party to secure the third party’s debt. The land was made up of 6 parcels at $15,000 each.

Accounts Receivable

Fred Gagon, a stockholder of the Company, owning approximately 2%, is also the owner of two affiliate companies, Itzyourmall New York and IYMall Utah, LLC. Accounts receivable from these related companies at December 31, 2004 and 2003 were $390,000 and $0, respectively. Refer to Note 7 for additional information pertaining to these receivables.

Notes Receivable

Gary Whiting, the CEO and President of the Company, owning approximately 63% is also the owner of an affiliated company, Lawyours, to which the Company made a loan for the amount of $46,517.

Salaries Payable

At December 31, 2004 and 2003, there is approximately $1,606,778 of accrued payroll, with $1,124,278 and $824,278 being due to Gary Whiting and $482,500 and $482,500 being due to Fred Gagon, respectively.

Notes Payable

Gary Whiting, the CEO and President of the Company, owning approximately 63% has made loans to the Company for operations and expenses. Notes payable to this related party at December 31, 2004 and 2003 were $10,204 and $13,704, respectively. Gary Whiting is also a stockholder of two related companies, Itzyourmall Kiosk Nevada and Itzyourmall Kiosk. These companies have made loans to the Company for operations and expenses. Notes payable to these affiliated companies at December 31, 2004 were $12,907 and $174,973, respectively.

Fred Gagon owning approximately 2%, has made loans to the Company for operations and expenses. Notes payable to this related party at December 31, 2004 and 2003 were $12,636 and $0, respectively.

The above referenced loans do not have specific repayment terms or due dates. Starting in 2005, the related party loans will accrue interest at 4% per year.

PARA MAS INTERNET, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004
(AUDITED)

NOTE 10 - MINORITY INTEREST IN EARNINGS

As of December 31, 2004, Amerigroupmall, Inc. held a 91% interest in Mobilescan, Inc. All business operations within Mobilescan have however ceased. For the periods reported, the full consolidation of all entities is reported under the parent company’s filings as the parent maintains of both voting and operational control. All intercompany balances have been removed.

NOTE 11 - ADJUSTMENT TO PRIOR FINANCIALS

The financial statements include all adjustments that in the opinion of management are necessary in order to make the financial statements not misleading. A prior period adjustment has been made to the financial statements of Amerigroupmall for the 2002 year to account for the removal of stock subscriptions, to adjust the equity accounts to their correct balance, and to record the proper asset value on the books.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

As of February 18, 2004, the auditor-client relationship between the Registrant and Russell Bedford Stefanou Mirchandani LLP of McLean, Virginia ("RBSM"), had been terminated by the Registrant. The termination was not recommended or approved by the board of directors of the Registrant. The Registrant does not have an audit or similar committee. RBSM had been serving as the independent accountant for the Registrant engaged as the principal accountant to audit the Registrant's financial statements. The report of RBSM dated August 20, 2003, with respect to its audit of the balance sheet of the Registrant as of June 30, 2003, and the related statements of losses, deficiency in stockholders' equity and cash flows for the two years in the period then ended, stated that certain factors listed in the report raised substantial doubt about the Registrant's ability to continue as a going concern. Otherwise, no report of RBSM with respect to any financial statement of the Registrant contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the Registrant's two most recent fiscal years and, without limitation, the interim period from June 30, 2003, the date of the last audited financial statements, to February 18, 2004, the date of termination, RBSM and the Registrant have not had any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Para Mas has authorized RBSM to respond fully to the inquiries of the successor accountant on any matter or event.

During the Registrant's two most recent fiscal years and, without limitation, the interim period from June 30, 2003, the date of the last audited financial statements, to February 18, 2004, the date of termination, RBSM has not:
- Advised the Registrant that the internal controls necessary for the Registrant to develop reliable financial statements do not exist;
- Advised the Registrant that information has come to RBSM's attention that has led it to no longer be able to rely on management's representations, or that has made it unwilling to be associated with the financial statements prepared by management;
- Advised the Registrant of the need to expand significantly the scope of its audit, or that information has come to RBSM's attention during the time period to which this paragraph applies, that if further investigated may; (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements, or (ii) cause RBSM to be unwilling to rely on management's representations or be associated with the Registrant's financial statements; and due to RBSM's termination (due to audit scope limitations or otherwise) or for any other reason, expanded the scope of RBSM's audit or conduct such further investigation; or
- Advised the Registrant that information has come to RBSM's attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to RBSM's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements); and due to RBSM's termination or for any other reason, the issue has not been resolved to RBSM's satisfaction prior to its termination.

As of February 18, 2004, the Registrant engaged Franklin Griffith & Associates of Las Vegas, Nevada, as the independent accountant for the Registrant to audit the Registrant's financial statements. Prior to engaging the new accountant, neither the Registrant nor any one on the Registrant's behalf consulted with the new accountant on any matter. The Registrant has obtained the review by the new accountant of this disclosure.

AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules and any other materials filed by us with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-KSB and 10-QSB respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Para Mas. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$950
Transfer Agent Fees	$500
Accounting fees and expenses	$20,000
Legal fees and expenses	$10,000
Blue Sky fees and expenses	$5,000
Miscellaneous	$12,108

Total (1)	$50,000

(1) If underwriters are used to sell the offering, they will be paid commissions of up to 10% creating additional offering expenses of $500,000 if all shares offered by Para Mas are sold.

All amounts are estimates other than the Commission's registration fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Registrant has not sold securities without registration under the Securities Act of 1933, except as described below:

Beginning on or about January 7, 2002 and ending on or about May 15, 2002, Amerigroup raised $1,407,900.00 from a total of 36 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant. All investors were financially sophisticated as defined in Regulation D.

Between August 13, 2002, and November 12, 2002, MobileScan, Inc.raised $292,500.00 from a total of 15 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant. All investors were financially sophisticated as defined in Regulation D.

Beginning on or about January 24, 2003 and ending on or about November 8, 2003, Amerigroup raised $648,826.00 from a total of 32 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant. All investors were financially sophisticated as defined in Regulation D.

On April 12, 2004, Amerigroup underwent a recapitalization of its capital stock. The recapitalization was consummated through a share-for-share exchange with a corporation having no assets and no liabilities. As a result Amerigroup shareholders held the same investment after the recapitalization as before the recapitalization. Therefore, there was no investment decision made. As a result, the exchange was exempt from registration since there was no offer and no sale of any security. The class of persons involved in the exchange was comprised of the shareholders of Amerigroup. There was no money raised or paid and there was no public offering. Accordingly, the exchange was also exempt from registration pursuant to section 4(2) of the Securities Act of 1933. Amerigroup shareholders received a total of 271,205,934 shares of common stock in the exchange..

On or about April 12, 2004, Para Mas issued 10,042,105 shares of common stock in exchange for a release of potential claims against Para Mas. The class of persons to whom the shares were issued was all persons holding a potential claim against Para Mas. These potential claims were comprised of rights to receive shares of Para Mas and/or the right to receive money from Para Mas or one of its affiliates. The transaction was booked at $0.00688 per share. All claimants had been affiliated with Para Mas since approximately September 2000 and had potential claims against Para Mas since that time. The claimants were known to Para Mas and had a financial relationship with Para Mas since the year 2000. Para Mas met with the claimants individually and explained the option for settlement of the particular claimant’s claim. The compromise of each claim was negotiated individually in an individual manner. Each claimant entered into a claim release form in connection with the transaction. There was no money raised or exchanged and no machinery of a public offering was used. Accordingly, the issuance of the shares reflected transactions for the purpose of compromising claims and possible claims and did not involve any public offering. Therefore, the issuance of the shares was exempt from registration pursuant to section 4(2) of the Securities Act of 1933. The list of persons receiving the 10,042,105 shares of common stock is the list of selling shareholders as set forth in this registration statement.

ITEM 27. EXHIBITS.

EXHIBIT

Name	Description
3.1	Articles of Incorporation (1)
3.2	Amendment to Articles of Incorporation (1)
3.3	Amendment to Articles of Incorporation (1)
3.4	Amendment to Articles of Incorporation (1)
3.5	Amendment to Articles of Incorporation (1)
3.6	Amendment to Articles of Incorporation (3)
3.7	By-Laws (1)
5.1	Opinion of Gary R. Henrie , LLC, with consent to use (2)
10.1	Agreement and Plan of Tender Offer (2)
10.2	Subscription Agreement (3)
10.3	Marketing Rights Agreement for Unit Markerting Rights (3)
10.4	Marketing Rights Agreement for Territory Markerting Rights (3)
10.5	Marketing Rights Agreement for Region Markerting Rights (3)
23.1	Consent of Franklin Griffith & Associates for use of Audited Financial Statements

(1)	Previously filed as part of the 10-KSB on September 20, 2000.
(2)	Previously filed with the Form SB-2/A on September 23, 2004.
(3) Previously filed with the Form SB-2/A on January 21, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

•
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mesa, State of Arizona on September 7, 2005.

PARA MAS CORP.

By: /s/ Gary Whiting
Gary Whiting, President

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

Principal Executive Officer
/s/ Gary Whiting	Principal Financial Officer
Gary Whiting	Principal Accounting Officer	September 7, 2005
Director